Exhibit 99(a)(1)(A)

JIVE SOFTWARE, INC.

OFFER TO EXCHANGE
CERTAIN OUTSTANDING OPTIONS FOR
RESTRICTED STOCK UNITS

This document constitutes part of the prospectus relating to the securities that have been registered under the Securities Act of 1933, as amended. The prospectus relates to the Jive Software, Inc. 2011 Equity Incentive Plan and the Jive Software, Inc. 2007 Stock Incentive Plan, as amended.
August 5, 2016

JIVE SOFTWARE, INC.
Offer to Exchange Certain Outstanding Options
for Restricted Stock Units

This offer and withdrawal rights will expire at 9:00 p.m., Pacific Time, on September 2, 2016, unless we extend the expiration date.

By this offer, Jive Software, Inc. (referred to as “Jive,” the “Company,” “we,” “our” or “us”) is giving eligible employees of Jive and its subsidiaries the opportunity to exchange some or all of their outstanding options granted under our 2011 Equity Incentive Plan and 2007 Stock Incentive Plan with a per share exercise price greater than $6.58, whether vested or unvested, for a lesser number of restricted stock units with a different vesting schedule. Restricted stock units or “RSUs” are a promise by Jive to issue shares of our common stock in the future provided that the vesting criteria are satisfied. Our stockholders approved the implementation of a one-time stock option exchange program at our 2016 annual meeting of stockholders on May 20, 2016.
You are an eligible employee if you are an employee of Jive or any of its subsidiaries as of the start of the offer and remain an employee of Jive or any of its subsidiaries through the expiration of the offer and the RSU grant date. Our named executive officers and members of our board of directors are not eligible to participate in the offer.
If you participate in the offer, the number of RSUs you receive will depend on the number of eligible options that you elect to exchange and an exchange ratio based on the per share exercise price of those options.
We will grant RSUs as soon as practicable following the expiration of the offer, which day is the same U.S. calendar day on which we will cancel the exchanged options. This date is referred to as the “RSU grant date.” We expect the RSU grant date to be on or as soon as practicable after September 2, 2016. If the expiration date of the offer is extended, the RSU grant date similarly will be delayed. The RSUs will be granted under Jive’s 2011 Equity Incentive Plan.
The vesting of the RSUs will depend on your continued service with us or our subsidiaries through each applicable vesting date over a period of two years following the RSU grant date as detailed in Section 9 of this Offer to Exchange Certain Outstanding Options for Restricted Stock Units (the “Offer to Exchange”). No RSUs will be vested when granted, even if the applicable exchanged option previously was partially or fully vested.
Our common stock is traded on the NASDAQ Stock Market under the symbol “JIVE.” On August 4, 2016, the closing price of our common stock was $3.95 per share. You should evaluate the risks related to our business, our common stock and this offer, and review current market quotes for our common stock, among other factors, before deciding to participate in this offer.
See “Risks of Participating in the Offer” beginning on page 16 for a discussion of risks that you should consider before participating in this offer.

i

IMPORTANT
To participate in the offer, you must submit your election form via Jive’s offer website (except with respect to eligible participants residing in Germany) or facsimile, by the expiration date, currently expected to be 9:00 p.m., Pacific Time, on September 2, 2016.
Your delivery of all documents, including election forms, is at your own risk. Only election forms that are properly completed and actually received by Jive by the deadline via the offer website (for eligible participants other than those residing in Germany) or facsimile will be accepted. Election forms submitted by any other means, including email, hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. If you submit your election form via the offer website, you should print and keep a copy of the confirmation statement (the "Confirmation Statement") generated by the offer website at the time that you complete and submit your election form. The printed Confirmation Statement will provide evidence that you submitted your election form. If you submit your election form via facsimile, we intend to confirm the receipt of your election form by email within two U.S. business days after receiving your election form. If you do not receive a confirmation, it is your responsibility to confirm that we have received your election form. Note that if you submit any election form via facsimile within the last two U.S. business days prior to the expiration of the offer, time constraints may prevent Jive from providing a confirmation by email prior to the expiration of the offer.
Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state or non‑U.S. securities commission has approved or disapproved of these securities or passed judgment upon the accuracy or adequacy of this offer. Any representation to the contrary is a criminal offense.
You should direct questions about this offer and requests for additional copies of this Offer to Exchange and the other offer documents to:
Corporate Legal Department
Phone: (503) 972-9004
Email: corplegal@jivesoftware.com
Offer to Exchange dated August 5, 2016
You should rely only on the information contained in this Offer to Exchange or documents to which we have referred you. We have not authorized anyone to provide you with different information. We are not making an offer to exchange options for restricted stock units in any jurisdiction in which the offer is not permitted. You should not assume that the information provided in this Offer to Exchange is accurate as of any date other than the date as of which it is shown, or if no date is indicated otherwise, the date of this offer. This Offer to Exchange summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate.

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS
The following are answers to some of the questions that you may have about this offer. You should read carefully this entire Offer to Exchange, the accompanying launch email announcing this offer dated August 5, 2016, and the election form attached to the launch email, together with its associated instructions. This offer is made subject to the terms and conditions of these documents as they may be amended. The information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Exchange and the other offer documents. We have included in this summary references to other sections in this Offer to Exchange to help you find more complete information with respect to these topics.

Q1.	What is the offer?	1
Q2.	How do I participate in this offer?	2
Q3.	What will I receive for the options that I exchange?	4
Q4.	How many RSUs will I receive for the options that I exchange?	4
Q5.	Who may participate in this offer?	5
Q6.	Why is Jive making this offer?	5
Q7.	Which of my options are eligible?	6
Q8.	Are there circumstances under which I would not be granted RSUs?	6
Q9.	Am I required to participate in this offer?	7
Q10.	Are you making any recommendation as to whether I should exchange my eligible options?	7
Q11.	Do I have to pay for my RSUs?	7
Q12.	When will my RSUs vest?	7
Q13.	If I participate in this offer, do I have to exchange all of my eligible options?	8
Q14.	What happens if I have an eligible option grant that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?	8
Q15.	When will my exchanged options be canceled?	9
Q16.	When will I receive RSUs?	9
Q17.	Once my exchanged options are canceled pursuant to the offer, is there anything I must do to receive the RSUs?	9
Q18.	Do I need to exercise my RSUs in order to receive shares?	10
Q19.	May I exchange Jive common stock that I acquired upon a prior exercise of Jive options?	10
Q20.	Will I be required to give up all of my rights under the canceled options?	10
Q21.	Will the terms and conditions of my RSUs be the same as my exchanged options?	10
Q22.	What happens to my options if I choose not to participate or if my options are not accepted for exchange?	11
Q23.	How does Jive determine whether an option has been properly tendered?	11
Q24.	Will I have to pay taxes if I participate in the offer?	11
Q25.	What if Jive is acquired by another company?	12
Q26.	Will I receive an RSU award agreement?	12
Q27.	Are there any conditions to this offer?	13
Q28.	If you extend or change the offer, how will you notify me?	13
Q29.	Can I change my mind and withdraw from this offer?	13
Q30.	May I change my mind about which options I want to exchange?	13
Q31.	How do I change my election and add or withdraw some or all of my eligible option grants?	13
Q32.	What if I withdraw my election and then decide that I do want to participate in this offer?	15
Q33.	Will my decision to participate in the offer have an impact on my ability to receive options or other equity awards in the future?	15
Q34.	Whom can I contact if I have questions about the offer, or if I need additional copies of the offer documents?	15

Q1.	What is the offer?

A1.
This offer is a one-time voluntary opportunity for eligible employees to exchange certain outstanding “underwater” options with a per share exercise price greater than $6.58, for a lesser number of restricted stock units with a different vesting schedule.

The following are some terms that are frequently used in this Offer to Exchange.
Terms Used in This Offer to Exchange

•	“2007 Plan” refers to the Jive Software, Inc. 2007 Stock Incentive Plan, as amended.

•	“2011 Plan” refers to the Jive Software, Inc. 2011 Equity Incentive Plan.

•
“cancellation date” refers to the same U.S. calendar day as the expiration date which is the date when exchanged options will be canceled. This cancellation of exchanged options will occur after the offer expires. We expect that the cancellation date will be September 2, 2016. If the expiration date of the offer is extended, then the cancellation date similarly will be delayed.

•	“common stock” refers to Jive Software, Inc. common stock.

•
“eligible employee” refers to an employee of Jive or any of its subsidiaries as of the start of the offer and who remains an employee of Jive or any of its subsidiaries through the expiration of the offer and the RSU grant date. However, our named executive officers and members of our board of directors are not eligible employees and therefore may not participate in the offer.

•	“eligible option grant” refers to all of the eligible options issued by Jive to an individual that is part of the same grant and subject to the same award agreement.

•
“eligible options” refers to options to purchase shares of Jive’s common stock that have a per share exercise price greater than $6.58, that remain outstanding and unexercised as of the expiration date and that were granted under the 2011 Plan or the 2007 Plan.

•	“exchanged options” refers to options to purchase shares of Jive’s common stock that are exchanged pursuant to this offer.

•
“expiration date” refers to the date that this offer expires. We expect that the expiration date will be September 2, 2016, at 9:00 p.m., Pacific Time. We may extend the offer at our discretion. If we extend the offer, the term “expiration date” will refer to the time and date at which the extended offer expires.

•
“named executive officers” refers to those officers of Jive listed on Schedule A to this Offer to Exchange. Our named executive officers and the members of our board of directors are not eligible to participate in the offer.

•
“offer period” or “offering period” refers to the period from the start of this offer to the expiration date. This period will commence on August 5, 2016, and we expect it to end at 9:00 p.m., Pacific Time, on September 2, 2016.

•	“Offer to Exchange” refers to this Offer to Exchange Certain Outstanding Options for Restricted Stock Units.

•	“options” refers to stock options to purchase shares of Jive’s common stock.

•
“restricted stock units” or “RSUs” refers to the restricted stock units issued pursuant to this offer that replace your exchanged options. RSUs are promises by Jive to issue shares of our common stock in the future provided that the vesting criteria are satisfied. RSUs granted in connection with this offer will be granted on the RSU grant date under the 2011 Plan and subject to the terms and conditions of an RSU award agreement, including any applicable country specific appendix, between you and Jive.

•
“RSU grant date” refers to the date when restricted stock units will be granted pursuant to this offer. The RSU grant date will be the same U.S. calendar date as the expiration date and the cancellation date (but the RSUs will be granted following the expiration of the offer). We expect that the RSU grant date will be September 2, 2016. If the expiration date of the offer is extended, then the RSU grant date similarly will be delayed.

•	“Stock Plans” refers to the 2011 Plan and 2007 Plan.
Q2.     How do I participate in this offer?

A2.
Participation in this offer is voluntary. If you are an eligible employee, at the start of the offer you will receive a launch email dated August 5, 2016, announcing this offer. If you want to participate in the offer, you must complete the election process outlined below by the expiration date, currently expected to be 9:00 p.m., Pacific Time, on September 2, 2016. If you do not want to participate, then no action is necessary.

All eligible employees can access the offer website https://jive.equitybenefits.com and view information with respect to the offer, the offer documents, and their eligible options. However, eligible employees residing in Germany may only submit elections via facsimile and not via the offer website.
Elections via the Offer Website (Other than Eligible Employees Residing in Germany)
1.    Access Jive’s offer website by going to https://jive.equitybenefits.com and enter your Jive email address and password. If this is the first time you are logging into the offer website, you should use the password as specified in the launch email dated August 5, 2016, announcing the offer.
2.    After logging into the offer website, review the information and proceed through to the Election page. You will be provided with personalized information regarding the eligible option grants you hold (your “eligible option schedule”), including the grant date and per share exercise price of each of your eligible options grants, the number of shares subject to each of your eligible option grants as of September 2, 2016 (assuming you have not exercised all or any portion of your eligible option grants during the offering period), the number of shares subject to each of your eligible option grants that are scheduled to be vested as of September 2, 2016, the length of time remaining under each eligible option grant before they are scheduled to be fully vested, the exchange ratio applicable to each of your eligible option grants, and the number of RSUs that would be issued in exchange for each eligible option grant, and the vesting schedule applicable to each award of RSUs. While eligible employees residing in Germany may only submit elections via facsimile, they can access their eligible option schedule via the offer website.
3.    On the Election page, select the appropriate box next to each of your eligible option grants to indicate which eligible option grants you choose to exchange in the offer.
4.    Proceed through the offer website by following the instructions provided. Review your election form and confirm that you are satisfied with your election form. After reviewing and agreeing to the Terms of Election, submit your election form.
5.    Upon submitting your election form, a Confirmation Statement will be generated by the offer website. Please print and keep a copy of the Confirmation Statement for your records. At this point you will have completed the election process.
Elections via Facsimile (Must Be Used By Eligible Employees Residing in Germany)

Eligible employees residing in Germany may only submit elections via facsimile. With respect to all other eligible employees, we prefer that you submit your election form electronically via the offer website. However, if you choose not to use the offer website process, you may submit your election form as follows:
1.    Print the election form attached to the launch email, dated August 5, 2016, announcing the offer.
2.    Submit your election form via facsimile at 1-503-296-5865, no later than the expiration date, which currently is expected to be 9:00 p.m., Pacific Time, on September 2, 2016, unless we extend the offer.
If you wish to obtain a paper election form, please email corplegal@jivesoftware.com or call (503) 972-9004. If you wish to participate in the offer, then we must receive your properly completed and submitted election form by the expiration date, currently expected to be 9:00 p.m., Pacific Time, on September 2, 2016.
If you elect to exchange any eligible option grant in this offer, you must elect to exchange all shares subject to that eligible option grant. If you hold more than one eligible option grant, however, you may choose to exchange one or more of such eligible option grants without having to exchange all of your eligible option grants. Personalized information regarding your outstanding eligible option grants will be provided via the offer website and will list your eligible option grants, the grant date and per share exercise price of your eligible option grants, the number of shares subject to each of your eligible option grants scheduled to be vested as of September 2, 2016, the number of shares subject to your eligible option grants as of September 2, 2016 (assuming you have not exercised all or any portion of your eligible option grants during the offering period), the length of time remaining under each eligible option grant before it is scheduled to be fully vested, the exchange ratio applicable to each eligible option, and the number of RSUs that would be issued in exchange for each eligible option grant, and the vesting schedule applicable to each award of RSUs. If you need an election form or other offer documents or are unable to access your grant information, you may contact:
Corporate Legal Department
Phone: (503) 972-9004
Email: corplegal@jivesoftware.com
This is a one-time offer, and we will strictly enforce the offering period. We reserve the right to reject any option tendered for exchange that we determine is not in the appropriate form or that we determine is unlawful to accept. Subject to the terms and conditions of this offer, we will accept all properly tendered options promptly after the expiration of this offer. (See Section 4, “Procedures for electing to exchange options,” below.)
We may extend this offer. If we do so, we will issue a press release, email or other communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the U.S. business day following the previously scheduled expiration date.
Your delivery of all documents, including election forms, is at your risk. If you submit your election via the offer website, you should print and keep a copy of the Confirmation Statement generated by the offer website at the time that you complete and submit your election form. The printed Confirmation Statement will provide evidence that you submitted your election form. If you submit your election form via facsimile, we intend to confirm the receipt of your election form by email within two U.S. business days after receiving your election form. If you do not receive a confirmation, it is your responsibility to confirm that we have received your election form. Note that if you submit any election form via facsimile within the last two U.S. business days prior to the expiration of the offer, it is possible that Jive may not be able to confirm receipt prior to the expiration of the offer. Only election forms that are properly completed and actually received by Jive by the deadline via the offer website (for all eligible employees other than those residing in Germany) or facsimile will be accepted. Due to applicable requirements under local law, eligible employees residing in Germany may only submit election forms via facsimile. Election forms submitted by any other means, including email, hand delivery, interoffice, U.S. mail (or similar post) and Federal Express (or similar delivery service), are not permitted.
(See Section 4, “Procedures for electing to exchange options,” below.)
Q3.    What will I receive for the options that I exchange?

A3.
Except as specified in Question and Answer 8 below, all eligible employees who properly tender eligible options pursuant to this offer will receive RSUs. RSUs are promises by Jive to issue shares of Jive’s common stock in the future once the vesting requirements are satisfied. You do not have to make any cash payment to Jive to receive your RSUs or the common stock upon the vesting of your RSUs. However, to the extent that we (or our subsidiary or other affiliate, as applicable) have a tax withholding obligation in connection with the vesting of the RSUs and issuance of shares thereunder or otherwise, the tax withholding obligations will be satisfied in the manner specified in the RSU award agreement, including any applicable country-specific appendix. (See Section 9, “Source and amount of consideration; terms of RSUs,” below.)

Q4.    How many RSUs will I receive for the options that I exchange?

A4.
This offer is not a one-for-one exchange of your eligible options for RSUs. Eligible options canceled pursuant to the offer will be exchanged for a lesser number of RSUs on the basis of an exchange ratio applied to exchanged options on a grant-by-grant basis. If you participate in the offer, you will receive such lesser number of RSUs.

The following table shows the exchange ratios that will be applied to your exchanged options to determine the number of RSUs you would receive pursuant to the offer:

Per Share Exercise Price of Eligible Options	Exchange Ratio (the number of shares subject to the eligible option grant exchanged for one RSU)
$6.59 - $7.99	3.25 to 1
$8.00 - $11.99	4.50 to 1
$12.00 – $14.99	7.50 to 1
Greater than or equal to $15.00	12.50 to 1

The exchange ratios apply to each of your eligible option grants separately based on the per share exercise price of each such eligible option grant. This means that the various eligible option grants you hold may be subject to different exchange ratios. Your eligible options that are canceled pursuant to the offer will be exchanged for a lesser number of RSUs equal to: (a) the number of shares of our common stock underlying the grant of exchanged options, divided by (b) the exchange ratio, with any fractional shares rounded down to the nearest whole RSU.

Example 1
Assume that you hold an eligible option grant to purchase 1,000 shares with an exercise price of $9.00 per share. If you exchange this eligible option grant pursuant to the offer, then on the RSU grant date you will receive 222 RSUs. This is equal to the 1,000 shares divided by 4.50 (the exchange ratio for this eligible option grant), rounded down to the nearest whole RSU.
Example 2
Assume that you hold an eligible option grant to purchase 2,000 shares with an exercise price of $15.00 per share. If you exchange this eligible option grant pursuant to the offer, then on the RSU grant date you will receive 160 RSUs. This is equal to the 2,000 shares divided by 12.50 (the exchange ratio for this eligible option grant), rounded down to the nearest whole RSU.
For purposes of this offer, including the exchange ratios, the term “option” generally refers to an option to purchase one share of our common stock. (See Section 2, “Number of RSUs; expiration date,” below.)
Q5.    Who may participate in this offer?

A5.
You may participate in this offer if you have eligible options, you are an eligible employee at the time of this offer and you remain an eligible employee through the RSU grant date. However, our named executive officers and the members of our board of directors cannot participate in the offer. (See Section 1, “Eligibility,” below.)

Q6.    Why is Jive making this offer?

A6.
We believe that this offer will foster retention of valuable employees of Jive and its subsidiaries, provide meaningful incentive to them, and better align the interests of employees with the interests of our stockholders to maximize stockholder value. Previously, we submitted for stockholder approval a proposal to implement a one-time stock option exchange program, as described in our definitive proxy statement filed with the SEC on April 27, 2016. Our stockholders approved the program at our 2016 annual meeting of stockholders held on May 20, 2016.

We rely on a skilled and educated, technical, and managerial workforce. Competition for these types of employees is intense. Equity awards have been, and continue to be, a key part of our incentive compensation and retention program. We believe that to develop and market our products, we need to maintain competitive compensation and incentive programs. We issued the currently outstanding options to attract and retain the best available personnel and to provide incentive to employees.
As a result of our stock price decline in the last few years, a substantial number of our employees who hold outstanding stock options are holding options that are substantially “underwater” (meaning the exercise prices per share of the options are higher than the current market price of our common stock).
The weighted average exercise price per share of options held by our employees (other than named executive officers and directors) was $5.8343 compared to a $3.76 closing price on June 30, 2016, for our common stock.  Consequently, as of June 30, 2016, approximately 59.34% of the outstanding options held by employees (other than named executive officers and directors) were underwater.
These stock options have become less effective in retaining and motivating our employees, who may view their underwater options as having lesser value due to the difference between the per share exercise price and the current market price of a share of our common stock. At the same time, the labor market remains extremely competitive. The failure to address the underwater option issue in the near to medium term could make it more difficult for us to retain our key employees. If we cannot retain these individuals, our business, results of operations and future stock price could be adversely affected. We believe that it is essential to continue to retain and motivate our best employees and that the inherent value of the new RSUs and extended vesting periods of the RSUs may be more effective in retaining and incentivizing employees than the existing underwater options. (See Section 3, “Purposes of the offer,” below.)
Q7.    Which of my options are eligible?

A7.
Your eligible options are those options to purchase shares of common stock of Jive that were granted under the 2011 Plan or 2007 Plan, have a per share exercise price greater than $6.58, whether vested or unvested, and remain outstanding and unexercised as of the expiration date, currently expected to occur on September 2, 2016.

To help you make an informed decision, please refer to the grant information available via the offer website, that lists your eligible option grants, the grant date and per share exercise price of each of your eligible option grants, the number of shares subject to each of your eligible option grants scheduled to be vested as of September 2, 2016, the number of shares subject to each of your eligible option grants as of September 2, 2016 (assuming you have not exercised all or any portion of your eligible option grants during the offering period), the length of time remaining under each eligible option grant before it is scheduled to be fully vested, the exchange ratio applicable to each eligible option grant, the number of RSUs that would be issued in exchange for each eligible option grant, and the vesting schedule applicable to each award of RSUs (you will be able to see the exact vesting schedule for each replacement RSU by clicking on “Vesting Details” on the “Make My Election” page of the offer website). If you are unable to access your eligible option information, you may contact:
Corporate Legal Department
Phone: (503) 972-9004
Email: corplegal@jivesoftware.com
(See Section 2, “Number of RSUs; expiration date,” below.)
Q8.    Are there circumstances under which I would not be granted RSUs?

A8.
Yes. If, for any reason, you no longer are an employee of Jive or its subsidiaries on the RSU grant date, you will not receive any RSUs. Instead, you will keep your current eligible options and those options will vest and expire in accordance with their original terms. Except as provided by applicable law and/or any employment or other service agreement between you and Jive or its subsidiaries, your employment or other service with Jive or its subsidiaries will remain “at-will” regardless of your participation in the offer and can be terminated by you or your employer (or entity with which you engage to provide services) at any time with or without cause or notice. (See Section 1, “Eligibility,” below.)

Moreover, even if we accept your eligible options, we will not grant RSUs to you if we are prohibited from doing so by applicable laws. For example, we could become prohibited from granting RSUs as a result of changes in SEC or NASDAQ Stock Market rules. We do not anticipate any such prohibitions at this time.
In addition, if you hold an option that expires after the start of, but before the cancellation of, options under this offer, that particular option is not eligible for exchange. As a result, if you hold options that expire before the currently scheduled cancellation date or, if we extend the offer such that the cancellation date is a later date and you hold options that expire before the rescheduled cancellation date, those options will not be eligible for exchange and such options will continue to be governed by their original terms. (See Section 15, “Extension of offer; termination; amendment,” below.)
Q9.    Am I required to participate in this offer?

A9.	No. Participation in this offer is completely voluntary. (See Section 2, “Number of RSUs; expiration date,” below.)
Q10.    Are you making any recommendation as to whether I should exchange my eligible options?

A10.
No. We are not making any recommendation as to whether you should accept this offer. We understand that the decision whether or not to exchange your eligible options in this offer may require consideration of various factors for many employees. The program does carry risk (see “Risks of Participating in the Offer” beginning on page 16 for information regarding some of these risks), and there are no guarantees regarding whether you ultimately would receive greater value from your eligible options or from the RSUs you will receive in exchange. You must make your own decision as to whether or not to participate in this offer. For questions regarding personal tax implications or other investment-related questions, you should talk to your personal legal counsel, accountant, and/or financial adviser. (See Section 3, “Purposes of the offer,” below.)

Q11.    Do I have to pay for my RSUs?

A11.
No. You do not have to make any cash payment to Jive to receive your RSUs or the common stock upon the vesting of your RSUs. However, to the extent that we (or our subsidiary or other affiliate, as applicable) have a tax withholding obligation at the time of issuance of the shares underlying the RSUs after the RSUs vest, the tax withholding obligations will be satisfied in the manner specified in the RSU award agreement, including any applicable country-specific appendix. (See Section 9, “Source and amount of consideration; terms of RSUs,” below.)

Q12.    When will my RSUs vest?

A12.
Each RSU will represent a right to receive one share of our common stock on a specified future date if the RSU vests according to the following vesting schedule, but only if you remain a service provider of Jive or its subsidiaries through each relevant vesting date:

•	None of the RSUs will be vested on the RSU grant date (even if the corresponding eligible option was fully or partially vested).

•	Even if the vesting schedule of the exchanged option may have had a monthly vesting component, there will be no monthly vesting on the RSUs exchanged for such eligible option.

•
The RSUs granted in exchange for eligible options will vest in eight installments, beginning on the vesting commencement date, with an additional one-eighth vesting every three months thereafter until fully vested.

•
If your service with us or our subsidiaries terminates for any reason before part or all of your RSU grant vests, the unvested portion of your RSU grant will expire unvested and you will not be entitled to any shares of common stock from that portion of your RSU grant. (See Section 1, “Eligibility,” below.)

•
We will make minor modifications to the vesting schedule of any RSUs to eliminate fractional vesting (such that a whole number of shares subject to the new award will vest on each vesting date). As a result, subject to your continued service with Jive or its subsidiaries through each relevant vesting date, (i) the number of shares that vest on each RSU vesting date will be rounded up to the nearest whole number of shares as of the first vesting date on which a fractional share otherwise will vest and (ii) subsequent fractional shares will be rounded down to the nearest whole share until the sum of the accumulated fractional shares exceeds a whole share by a fractional share again.

Example
Assume that an eligible employee elects to exchange an eligible option covering 2,000 shares with a per share exercise price of $15.00 and all of the shares subject to the eligible option grant are vested. Assume that on September 2, 2016 (the expected expiration date of the offer and expected cancellation date of the eligible option grant), the eligible employee surrenders the eligible option grant. In accordance with the exchange ratios described above, the eligible employee receives 160 RSUs. None of the RSUs will be vested on the RSU grant date. The RSUs will vest in eight installments, as follows, subject to the eligible employee’s continued service with us or our subsidiaries through each applicable vesting date, 20 RSUs will vest on the 16th day of November, February, May, and August beginning on November 16, 2016 and ending on August 16, 2018, subject to the eligible employee continuing to be a service provider with us or one of our subsidiaries. RSUs that do not vest will be forfeited to Jive at no cost to us. (See Section 9, “Source and amount of consideration; terms of RSUs,” below.)
Q13.    If I participate in this offer, do I have to exchange all of my eligible options?

A13.
No. You may pick and choose which of your outstanding eligible options you wish to exchange. However, if you decide to participate in this offer and to exchange an eligible option grant, you must elect to exchange all shares subject to that eligible option grant.

For example, if you hold (1) an eligible option grant to purchase 1,000 shares, 700 of which you have already exercised, (2) an eligible option grant to purchase 1,000 shares, and (3) an eligible option grant to purchase 3,000 shares, you may choose to exchange all three eligible option grants, or any two of the three eligible option grants, or any one of the three eligible option grants, or none at all.
You should note that we are not accepting partial tenders of options, except that you may elect to exchange the entire remaining portion of an eligible option grant that you previously exercised partially. For example, you may not elect to exchange a partial amount under any eligible option grant (such as an election to exchange only 150 shares of the remaining 300 shares under the first eligible option grant in the example above). We also will accept partial tenders under specified circumstances with respect to any option grants covered by a domestic relations order (or comparable legal document as the result of the end of a marriage) (see Question and Answer 14 below). You otherwise may not elect to exchange only some of the shares covered by any particular option grant. (See Section 2, “Number of RSUs; expiration date,” below.)
Q14.    What happens if I have an eligible option grant that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?

A14.
If you have an eligible option grant that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an eligible employee beneficially owns a portion of that eligible option grant, you may accept this offer only with respect to the portion of the eligible option grant beneficially owned by you. Any portion beneficially owned by a person who is not an eligible employee may not be exchanged in this offer (even if legal title to that portion of the award is held by you and you are an eligible employee).
For example, if you are an eligible employee and you hold an eligible option grant covering 3,000 shares that is subject to a domestic relations order, 1,000 of which are beneficially owned by your former spouse, and you have exercised 600 of the remaining 2,000 shares not beneficially owned by your former spouse, then you may elect to exchange the 1,400 shares that remain outstanding subject to the eligible option grant that are not beneficially owned by your former spouse, or you may elect not to participate in the offer at all with respect to this eligible option grant. These are your only choices with respect to this eligible option grant. (See Section 2, “Number of RSUs; expiration date,” below.)
Q15.    When will my exchanged options be canceled?

A15.
Your exchanged options will be canceled following the expiration of the offer on the same U.S. calendar day as the expiration date. We refer to this date as the cancellation date. We expect that the cancellation date will be September 2, 2016, unless the offer period is extended. (See Section 6, “Acceptance of options for exchange and issuance of RSUs,” below.)

Q16.    When will I receive RSUs?

A16.
We will grant the RSUs on the RSU grant date. The RSU grant date will be as soon as practicable following the expiration of the offer, which day is the same U.S. calendar day on which we will cancel the exchanged options. We expect the RSU grant date will be September 2, 2016. If the expiration date of the offer is extended, the RSU grant date similarly will be delayed. You will receive your RSU award agreement (and any applicable country-specific appendix) promptly after the expiration of the offer. (See Section 6, “Acceptance of options for exchange and issuance of RSUs,” below.)

You will receive the shares subject to the RSUs if and when your RSUs vest. RSUs will be subject to the terms and conditions set forth in the 2011 Plan and award agreement under which the RSU award is granted.
Q17.    Once my exchanged options are cancelled pursuant to the offer, is there anything I must do to receive the RSUs?

A17.
No. Once your exchanged options have been canceled, there is nothing that you must do to receive your RSUs. In order to receive the shares covered by the RSU grant, you will need to remain a service provider to Jive or its subsidiaries through the applicable vesting date, as described in Question and Answer 12. (See Section 1, “Eligibility,” below.)

Q18.    Do I need to exercise my RSUs in order to receive shares?

A18.
No. RSUs do not need to be exercised in order to receive shares. If your RSUs vest in accordance with the vesting schedule set forth in your RSU award agreement, you automatically will receive the shares subject to the RSUs promptly thereafter in accordance with the terms of the 2011 Plan and the applicable RSU award agreement, including any applicable country-specific appendix (less any shares used to satisfy any applicable tax withholding). RSUs that do not vest will be forfeited to Jive and you will receive no payment for them. (See Section 9, “Source and amount of consideration; terms of RSUs,” below.)

Q19.    May I exchange Jive common stock that I acquired upon a prior exercise of Jive options?

A19.
No. This offer relates only to certain outstanding options to purchase shares of Jive common stock. You may not exchange in this offer any shares of Jive common stock you acquired upon a prior exercise of options. (See Section 2, “Number of RSUs; expiration date,” below.)

Q20.    Will I be required to give up all of my rights under the canceled options?

A20.
Yes. Once we have accepted your exchanged options, your exchanged options will be canceled and you no longer will have any rights under those options. We intend to cancel all exchanged options following the expiration of the offer on the same U.S. calendar day as the expiration date. We refer to this date as the cancellation date. We expect that the cancellation date will be September 2, 2016. (See Section 6, “Acceptance of options for exchange and issuance of RSUs,” below.)

Q21.    Will the terms and conditions of my RSUs be the same as my exchanged options?

A21.
No. RSUs are a different type of equity award from options, and so the terms and conditions of your RSUs necessarily will be different from your options. Your RSUs will be granted under the 2011 Plan and will be subject to an RSU award agreement, including any applicable country-specific appendix. The form of RSU award agreement is filed as an exhibit to the Schedule TO with which this Offer to Exchange has been filed and is available on the SEC website at www.sec.gov. See Section 9 below for more details on the terms and conditions of RSUs.

The vesting of the RSUs will also differ from the corresponding exchanged options. RSUs will vest in eight installments, beginning on the vesting commencement date, with an additional one-eighth vesting every three months thereafter until fully vested, subject to your continued service with us or our subsidiaries through each applicable vesting date. Until your RSUs vest and you are issued shares in payment for the vested RSUs, you will not have any of the rights or privileges of a stockholder of Jive as to the shares associated with such RSUs. Once you have been issued the shares of common stock, you will have all of the rights and privileges of a stockholder with respect to those shares, including the right to vote and to receive dividends, if any.
The tax treatment of the RSUs will differ from the tax treatment of your options. Please see Question and Answer 24 and the remainder of this Offer to Exchange for further details. Also, the vesting schedule of your RSUs will be different from the vesting schedule of your exchanged options. (See Section 9, “Source and amount of consideration; terms of RSUs,” below.)

Q22.    What happens to my options if I choose not to participate or if my options are not accepted for exchange?

A22.
If you choose not to participate or your options are not accepted for exchange, your existing options will (a) remain outstanding until they are exercised or canceled or they expire by their existing terms, (b) retain their current exercise price, (c) retain their current vesting schedule, and (d) retain all of the other terms and conditions as set forth in the relevant agreement related to such option grant. (See Section 6, “Acceptance of options for exchange and issuance of RSUs,” below.)

Q23.    How does Jive determine whether an option has been properly tendered?

A23.
We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of any options. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any election of any option tendered for exchange that we determine is not in an appropriate form or that we determine is unlawful to accept. We will accept all properly tendered options that are not validly withdrawn, subject to the terms of this offer. No tender of options will be deemed to have been made properly until all defects or irregularities have been cured or waived by us. We are not obligated to give notice of any defects or irregularities in any election and we will not incur any liability for failure to give any such notice. (See Section 4, “Procedures for electing to exchange options,” below.)

Q24.    Will I have to pay taxes if I participate in the offer?

A24.
If you participate in the offer and are a U.S. taxpayer, you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange or the RSU grant date. However, you normally will have taxable income when the shares underlying your RSUs vest and are issued to you. If you are an employee of Jive or its subsidiaries, Jive (or its applicable subsidiary) also typically will have a tax withholding obligation at the time the shares underlying your RSUs vest. You also may have a taxable capital gain when you sell the shares issued to you pursuant to the RSUs. Note that the tax treatment of RSUs differs from the tax treatment of your options and, as a result of participating in the offer, your tax liability could be higher than if you had kept your eligible options. We will satisfy tax withholding obligations, if applicable, in the manner specified in your RSU award agreement (and any applicable country-specific appendix), including, in the Company’s discretion, by requiring a cash payment rather than through the sale of shares. Please see Section 14 below for a reminder of the general tax consequences associated with your eligible options as well as the “Risks of Participating in the Offer” below.

If you participate in the offer and are an employee in France, Germany, Israel or the United Kingdom, please refer to Schedules C through F of this Offer to Exchange for a description of the tax and social insurance consequences that may apply to you.
You should consult with your tax adviser to determine the personal tax consequences to you of participating in this offer. If you are a citizen or a tax resident of, or otherwise are subject to the tax laws of, more than one country (including any country outside of the U.S. other than those countries for which a tax discussion is provided in Schedules C through F), you should be aware that there may be additional or different tax and social insurance consequences that may apply to you.

Q25.    What if Jive is acquired by another company?

A25.
Although we currently are not anticipating a merger or acquisition, if we merge or consolidate with or are acquired by another entity prior to the expiration of the offer, you may choose to withdraw any options that you tendered for exchange and your options will be treated in accordance with the Stock Plan under which they were granted and the relevant award agreements. Further, if Jive is acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your options and your rights under them will remain intact and exercisable for the time period set forth in your award agreement and you will receive no RSUs in exchange for them. If Jive is acquired prior to the expiration of the offer but does not withdraw the offer, before the expiration of the offer we (or the successor entity) will notify you of any material changes to the terms of the offer or the RSUs, including any adjustments to the number of shares that will be subject to the RSUs. Under such circumstances, the type of security and the number of shares covered by your RSU would be adjusted based on the consideration per share given to holders of our common stock in connection with the acquisition. As a result of this adjustment, you may receive RSUs covering more or fewer shares of the acquirer’s common stock than the number of shares subject to the eligible options that you tendered for exchange or than the number you would have received pursuant to the RSUs if no acquisition had occurred.

If, after the offer, we subsequently are acquired by or merge with another company, your exchanged options might have been worth more than the RSUs that you receive in exchange for them.
A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer may receive less of a benefit from the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those option holders who did not participate in this offer and retained their original options.
Further, if another company acquires us, that company, as part of the transaction or otherwise, may decide to terminate some or all of the employees of Jive or its subsidiaries before the completion of this offer. Termination of your employment for this or any other reason before the RSU grant date means that the tender of your eligible options will not be accepted, you will keep your tendered options in accordance with their original terms, and you will not receive any RSUs or other benefit for your tendered options.
If we are acquired after your tendered options have been accepted, canceled, and exchanged for RSUs, your RSUs will be treated in the acquisition transaction in accordance with the terms of the transaction agreement or the terms of the 2011 Plan and your RSU award agreement. (See Section 9, “Source and amount of consideration; terms of RSUs,” below.)
Q26.    Will I receive an RSU award agreement?

A26.
Yes. All RSUs will be subject to an RSU award agreement, including any applicable country-specific appendix, between you and Jive, as well as to the terms and conditions of the 2011 Plan. The form of RSU award agreement under the 2011 Plan is incorporated by reference as an exhibit to the Schedule TO with which this Offer to Exchange has been filed. In addition, a copy of the 2011 Plan and the form of the RSU award agreement under the 2011 Plan are available on the SEC website at www.sec.gov. (See Section 9, “Source and amount of consideration; terms of RSUs,” below.)

Q27.    Are there any conditions to this offer?

A27.
Yes. The completion of this offer is subject to a number of customary conditions that are described in Section 7 of this Offer to Exchange. If any of these conditions is not satisfied, we will not be obligated to accept and exchange properly tendered eligible options, though we may do so at our discretion. (See Section 2, “Number of RSUs; expiration date,” and Section 7, “Conditions of the offer,” below.)

Q28.    If you extend or change the offer, how will you notify me?

A28.
If we extend or change this offer, we will issue a press release, email or other form of communication disclosing the extension or change no later than 6:00 a.m., Pacific Time, on the next U.S. business day following the previously scheduled expiration date or the date on which we change the offer, as applicable. (See Section 2, “Number of RSUs; expiration date,” and Section 15, “Extension of offer; termination; amendment,” below.)

Q29.    Can I change my mind and withdraw from this offer?

A29.
Yes. You may change your mind after you have submitted an election form and withdraw some or all of your elected eligible options from the offer at any time before the offer expires (the expiration date currently is expected to be September 2, 2016, at 9:00 p.m., Pacific Time). If we extend the expiration date, you may withdraw your election form at any time until the extended offer expires.

You may change your mind as many times as you wish, but you will be bound by the last properly submitted election form we receive before the expiration date. Due to certain requirements under U.S. securities laws, an exception to this rule is that if we have not accepted your properly tendered options by 9:00 p.m., Pacific Time, on September 30, 2016 (which is the 40th U.S. business day following the commencement of the offer), you may withdraw your options at any time thereafter but prior to our acceptance. (See Section 5, “Withdrawal rights and change of election,” below.)
Q30.    May I change my mind about which options I want to exchange?

A30.
Yes, but only before the offer expires. You may change your mind after you have submitted an election form and change the options you elect to exchange at any time before the offer expires by completing and submitting a new election via the offer website (for eligible participants other than those residing in Germany) or facsimile. Due to applicable requirements under local law, eligible employees residing in Germany may only submit election forms via facsimile. If we extend the expiration date, you may change your election at any time until the extended offer expires. You may elect to exchange additional eligible options, fewer eligible options, all of your eligible options or none of your eligible options. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election form we receive by the expiration date. Please be sure that any completed and new election form you submit includes all of the options with respect to which you want to accept this offer and is clearly dated after your last-submitted election form. (See Section 4, “Procedures for electing to exchange options,” and Section 5, “Withdrawal rights and change of election,” below.)

Q31.    How do I change my election and add or withdraw some or all of my eligible option grants?

A31.
To change an election you previously made with respect to some or all of your eligible option grants, including an election to withdraw all of your eligible option grants from the offer, you must deliver a valid new election form indicating only the eligible option grants you wish to exchange in the offer or a valid new election form indicating that you reject the offer with respect to all of your eligible options, by completing the election process outlined below by the expiration date, currently expected to be 9:00 p.m., Pacific Time, on September 2, 2016.
All eligible employees can access the offer website https://jive.equitybenefits.com and view information with respect to the offer, the offer documents, and their eligible options. However, eligible employees residing in Germany may only submit valid new election forms via facsimile and not via the offer website.
Election Changes and Withdrawals via the Offer Website (Other than Eligible Employees Residing in Germany)
1.    Access Jive’s offer website by going to https://jive.equitybenefits.com and enter your Jive email address and password. If this is the first time you are logging into the offer website, you should use the password as specified in the launch email dated August 5, 2016, announcing the offer.
2.    After logging into the offer website, review the information and proceed through to the Election page. You will be provided with personalized information regarding the eligible option grants you hold, including the grant date and per share exercise price of each of your eligible options grants, the number of shares subject to each of your eligible option grants as of September 2, 2016 (assuming you have not exercised all or any portion of your eligible option grants during the offering period), the number of shares subject to each of your eligible option grants that are scheduled to be vested as of September 2, 2016, the length of time remaining under each eligible option grant before they are scheduled to be fully vested, the exchange ratio applicable to each of your eligible option grants, the number of RSUs that would be issued in exchange for each eligible option grant, and the vesting schedule applicable to each award of RSUs. While eligible employees residing in Germany may only submit elections via facsimile, they can access their eligible option schedule via the offer website.
3.    On the Election page, select the appropriate box next to your previously-selected eligible option grants to indicate those eligible option grants that you do not want to exchange in the offer.
4.    Proceed through the offer website by following the instructions provided. Review your election form and confirm that you are satisfied with your election form. After reviewing and agreeing to the Terms of Election, submit your election form.
5.    Upon submitting your election form, a Confirmation Statement will be generated by the offer website. Please print and keep a copy of the Confirmation Statement for your records. At this point, you will have completed the process for changing your previous election or withdrawing from participation in the offer.
Election Changes and Withdrawals via Facsimile (Must Be Used by Eligible Employees Residing in Germany)
Eligible employees residing in Germany may only submit election changes and withdrawals via facsimile. With respect to all other eligible employees, we prefer that you submit your election changes and withdrawals electronically via the offer website. However, if you choose not to use the offer website process, you may submit your election form as follows:
1.    Print the election form attached to the launch email, dated August 5, 2016, announcing the offer.
2.    Submit your election form via facsimile at 1-503-296-5865, no later than the expiration date, which currently is expected to be 9:00 p.m., Pacific Time, on September 2, 2016, unless we extend the offer.

If you wish to obtain a paper election form, please email corplegal@jivesoftware.com or call (503) 972-9004. If you wish to participate in the offer, then we must receive your properly completed and submitted election form by the expiration date, currently expected to be 9:00 p.m., Pacific Time, on September 2, 2016.
Your delivery of all documents, including election forms, is at your own risk. Only election forms that are complete and actually received by the deadline via the offer website (for eligible employees other than those residing in Germany) or facsimile will be accepted. If you do not receive a confirmation, it is your responsibility to confirm that we have received your election form. Election forms submitted by any other means, including email, hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. If you submit your election form via the offer website, you should print and keep a copy of the Confirmation Statement generated by the offer website at the time that you complete and submit your election form. The printed Confirmation Statement will provide evidence that you submitted your election form. If you submit your election form via facsimile, we intend to confirm the receipt of your election form by email within two U.S. business days after receiving your election form. Note that if you submit any election form by facsimile within the last two U.S. business days prior to the expiration of the offer, time constraints may prevent Jive from providing confirmation by email prior to the expiration of the offer. (See Section 5, “Withdrawal rights and change of election,” below.)
Q32.    What if I withdraw my election and then decide that I do want to participate in this offer?

A32.
If you withdraw your election to participate and then again decide to participate in this offer, you may reelect to participate by submitting a new, properly completed election form via the offer website (for eligible employees other than those residing in Germany) or facsimile before the expiration date, that is signed (electronically or otherwise) and dated after the date of your previously submitted election form. Due to applicable requirements under local law, eligible employees residing in Germany may only submit election forms via facsimile. (See Question and Answer 31 and Section 5, “Withdrawal rights and change of election,” below.)

Q33.    Will my decision to participate in the offer have an impact on my ability to receive options or other equity awards in the future?

A33.
No. Your election to participate or not to participate in the offer will not have any effect on our making future grants of options, other equity awards, or any other rights to you or anyone else. (See Section 1, “Eligibility,” below.)

Q34.    Whom can I contact if I have questions about the offer, or if I need additional copies of the offer documents?

A34.	You should direct questions about this offer and requests for printed copies of this Offer to Exchange and the other offer documents to:
Corporate Legal Department
Phone: (503) 972-9004
Email: corplegal@jivesoftware.com
(See Section 10, “Information concerning Jive,” below.)

RISKS OF PARTICIPATING IN THE OFFER
Participating in the offer involves a number of risks and uncertainties, including those described below. This list and the risk factors under the heading “Risk Factors” in our quarterly reports on Form 10‑Q for the fiscal quarters ended March 31, 2016, and June 30, 2016, and our annual report on Form 10‑K for the fiscal year ended December 31, 2015, each filed with the SEC, highlight some of the material risks of participating in this offer. You should consider these risks carefully and are encouraged to speak with an investment and tax adviser as necessary before deciding whether to participate in the offer. In addition, we strongly urge you to read the sections in this Offer to Exchange discussing the tax consequences of participating in the offer, as well as the rest of this Offer to Exchange for a more in-depth discussion of the risks that may apply to you.
This offer and our SEC reports referred to above include “forward-looking statements” including statements regarding our future results of operations and financial position, business strategy and plans and our objectives for future operations. Generally, the words “believe,” “may,” “will,” “potentially,” “estimate,” “continue,” “anticipate,” “could,” “would,” “project,” “plan,” “intend,” “expect” the plural of such terms, the negatives of such terms, or other comparable terminology and similar expressions identify forward-looking statements. Our actual results could differ materially from those projected in the forward-looking statements as a result of a number of factors, risks and uncertainties, including the risk factors set forth in this discussion and our SEC reports referred to above. The safe harbor afforded by the Private Securities Litigation Reform Act of 1995 to certain forward-looking statements does not extend to forward-looking statements made by us in connection with this Offer to Exchange.
The following discussion should be read in conjunction with the summary financial statements attached as Schedule B, as well as our financial statements and notes to the financial statements included on our most recent Forms 10‑K and 10‑Q. We caution you not to place undue reliance on the forward-looking statements contained in this offer, which speak only as of the date hereof.

Risks that are Specific to this Offer
Economic Risks
If the price of our common stock increases after the date on which your exchanged options are canceled, your canceled options might be worth more than the RSUs that you receive in exchange for them.
The exchange ratio of this offer is not one-for-one with respect to all options. Therefore, it is possible that, at some point in the future, your eligible options would have been economically more valuable than the RSUs granted pursuant to this offer. For example, this could occur if the appreciation in our stock price results in a gain over the exercise price of the eligible options that exceeds the value of the RSUs granted in exchange for the eligible options. For illustrative purposes only, the following provides an example.
Example
Assume that you exchange a nonstatutory stock option to purchase 2,000 shares with a per share exercise price of $15.00 for 160 RSUs. Assume, for illustrative purposes only, that the price of our common stock increases to $23.00 per share. Under this example, if you had kept your exchanged options and exercised and sold the underlying shares at $23.00 per share, you would have realized ordinary income of $16,000, but if you exchanged your options for RSUs and sold the shares subject to the RSU grant at $23.00 per share, you would realize ordinary income of only $3,680.

If, after the offer, we subsequently are acquired by or merge with another company, your canceled options might have been worth more than the RSUs that you receive in exchange for them.
A merger, acquisition or similar transaction involving us could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer might receive less of a benefit from the appreciation in the price of our common stock resulting from the merger or acquisition than they would have received had they not participated. This could result in a greater financial benefit for those option holders who did not participate in this offer and instead had retained their original options.
Furthermore, a transaction involving us, such as a merger or other acquisition, could result in a reduction in our workforce. If your employment or other service with us or our subsidiaries terminates before part or all of your RSUs vest, you will not receive any value from your RSUs that are unvested as of your termination date.
Your RSUs will be completely unvested on the RSU grant date.
The RSUs will be subject to a new vesting schedule and therefore, none of the RSUs will be vested on the RSU grant date even if your exchanged options are fully or partially vested. If you do not remain a service provider to Jive or its subsidiaries through the date your RSUs vest, you will not receive the shares subject to those RSUs. Instead, your RSUs will expire immediately upon your termination. As a result, you may not receive any value from your RSUs.
Tax-Related Risks
The U.S. tax treatment of RSUs differs from the U.S. tax treatment of your options.
If you participate in the offer, you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange and on the RSU grant date. However, you generally will have taxable ordinary income when the shares underlying your RSUs vest and are issued to you. If you are an employee of Jive or its subsidiaries, then Jive (or its applicable subsidiary) also typically will have a tax withholding obligation at the time of the vest and issuance of the shares. Jive will satisfy all tax withholding obligations in the manner specified in your RSU award agreement (and any applicable country-specific appendix), including, in the Company’s discretion, by requiring a cash payment rather than through the sale of shares. More information regarding tax withholding is described in the RSU award agreement. The forms of RSU award agreement and any applicable country-specific appendix are incorporated by reference as exhibits to the Schedule TO with which this Offer to Exchange has been filed and are available on the SEC website at www.sec.gov. You also may have taxable capital gains when you sell the shares underlying the RSU. Note that the tax treatment of RSUs differs significantly from the tax treatment of your options and as a result of your participating in this offer, your tax liability could be higher than if you had kept your eligible options. Please see Section 14 of the Offer to Exchange for a reminder of the general tax consequences associated with options. For illustrative purpose only, the following provides an example.
Example
Assume that you hold an eligible option grant to purchase 2,000 shares with a per share exercise price of $15.00. The eligible option is a nonstatutory stock option. If the eligible option was exercised for $15.00 per share while the fair market value of our common stock was $18.00 per share, you would recognize ordinary income on $6,000 at exercise. If you later sold the shares at $20.00 per share, you would have a capital gain of $2.00 per share, which is the difference between the sale price of $20.00 and the $18.00 fair market value at exercise. If you held the shares more than 12 months, this would be taxed at long-term capital gains rates (currently a maximum of 20%), and if you held the shares for 12 months or less, this would be taxed at short-term capital gains rates (currently a maximum of 39.6%). If, instead, you had exchanged your eligible option grant for 160 RSUs, you would be subject to ordinary income tax (currently taxed at a maximum rate of 39.6%) on the full fair market value of the shares you receive at the time you receive them (i.e., when they vested). For example, if you vest in the 160 RSUs when the fair market value of our stock is $20.00 per share, you will recognize ordinary income on $3,200. You then would be subject to additional long- or short-term capital gains tax, as applicable (depending on the length of time you have held such shares) on any additional gain when you sell the shares. For example, if you sold the shares at $23.00 per share, you would have a capital gain of $3.00 per share. When analyzing the tax consequences to you, you should keep in mind that you do not pay a purchase price for the RSUs or the shares thereunder, while, you would have paid $15.00 per share of post-tax dollars for the shares subject to your eligible options. Note that this example does not take into consideration an additional 3.8% federal surtax that may be imposed on “net investment income” (generally referred to as the “Medicare Surtax”) that may apply to certain individuals based on annual income, state and local taxes, and other factors.
Please note that, depending on where you live, state income taxes also may apply to you and Jive may have tax withholding obligations with respect to such taxes. You should consult your own tax adviser to discuss these consequences.
The offer currently is expected to remain open for 29 calendar days. However, if we extend the offer so that it remains open for 30 or more days, U.S. employees will be required to restart the measurement periods necessary to qualify incentive stock options for favorable tax treatment, even if they choose not to exchange the options in the offer.
Generally, your incentive stock option qualifies for favorable tax treatment if you hold the option for more than two years after the grant date and for more than one year after the date of exercise. We do not expect that the exchange will affect the eligibility of any incentive stock options that are not tendered for exchange for favorable tax treatment under U.S. tax laws. Thus, if you do not tender your option, the holding periods will continue to be measured from your original grant date.
However, if the offer period lasts for 30 days or more, then any eligible options that are incentive stock options that you have not exchanged will be deemed modified, and the holding period for such options will restart. As a result, in order to qualify for favorable tax treatment, you would not be able to sell or otherwise dispose of any shares received upon exercise of such options until more than two years from the date this offer commenced on August 5, 2016, and more than one year after the date you exercise such options, whichever date is later.
If you are a tax resident of multiple countries, there may be tax and social security/insurance consequences of more than one country that apply to you.
If you are subject to the tax laws in more than one jurisdiction (including any country outside of the U.S. other than those countries for which a tax discussion is provided in Schedules C through F), you should be aware that there may be tax and social security/insurance consequences of more than one country that may apply to you. You should be certain to consult your own tax adviser to discuss these consequences.

Tax effects of RSUs for tax residents of France, Germany, Israel and the United Kingdom.
Any non-US employee should carefully review Schedules C through F that are applicable to him or her attached to this offer to determine whether participation in the offer could trigger any negative income tax, social insurance or other tax or legal consequences.

Risks Relating to Our Business Generally
We have a history of cumulative losses and we do not expect to be profitable for the foreseeable future.
We have incurred losses in each of the last seven years and in the first six months of 2016, including a net loss of $14.1 million in the first six months of 2016, $34.9 million in fiscal year 2015 and $56.2 million in fiscal year 2014. At June 30, 2016, we had an accumulated deficit of $ 332.7 million. As we continue to invest in infrastructure, development of our solutions and international expansion and changes to our sales and marketing efforts, our operating expenses may continue to increase. Further, the changes to our sales and marketing efforts to align more closely with our go-to-market strategies and increase our focus on the large and mid-sized enterprise segments of our markets may not result in increases in our revenues or billings or provide the gross margin improvements we anticipated, which may result in us undertaking additional cost savings initiatives or identifying opportunities to achieve greater efficiencies in how we conduct our business. Additionally, the cost savings initiatives we have implemented in connection with our strategic realignment plan (the "2016 Realignment Plan"), and any cost savings initiatives we implement in the future, may not achieve their intended results and could materially and adversely affect our business, billings, revenue, renewal rates and operating results.
Although we have experienced revenue growth in prior periods, our revenue growth has slowed and you should not consider any previous revenue growth or growth rates as indicative of our future performance. We cannot assure you that we will achieve profitability on a GAAP basis in the future or that, if we do become profitable, we will sustain profitability.
Our quarterly results are likely to fluctuate due to a number of factors, and the value of our stock could decline substantially.
Our quarterly operating results are likely to fluctuate. For example, our fourth quarter has historically been our strongest quarter for new billings and renewals. This pattern may be amplified over time if the number of customers with renewal dates occurring in the fourth quarter continues to increase. Fluctuations in our quarterly financial results may be caused by a number of factors, many of which are out of our control. These factors include, but are not limited to, the following:

•	the renewal rates for our products;

•	upsell rates for our solutions and services;

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changes in deferred revenue balances due to changes in the average duration of subscriptions, rate of renewals, timing of renewal billings, composition of billings for professional services, amount of multi-year prepayments, amount of non-renewable perpetual license billings and the rate of new business growth;

•	changes in the composition of current period billings;

•	changes in the mix of the average term length and payment terms;

•	changes in the mix of our revenue derived from internal and external communities;

•	the amount and timing of operating costs and capital expenditures related to our operations and any future expansion of our business;

•	the impact of the 2016 Realignment Plan and when the charges related to such plan are recognized;

•	whether the cost savings associated with the 2016 Realignment Plan are achieved, and if achieved, the amount and timing of such costs savings;

•	the disruption caused to the business by the implementation of the 2016 Realignment Plan;

•	changes in our go-to-market strategy;

•	changes in our pricing policies, whether initiated by us or as a response to competitive or other factors;

•	the cost and timing associated with, and management effort for, the introduction of new products and product features;

•	the rate of productivity of our sales force, and any future expansion of our sales force;

•	the length of the sales cycle for our products;

•	the success of our channel partners and strategic partners in reselling our products;

•	new solution introductions by our competitors;

•	our success in selling our platform to large enterprises;

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general economic conditions that may adversely affect either our customers’ ability or willingness to purchase additional subscriptions or a larger deployment, or hinder or delay a prospective customer’s purchasing decision, or reduce the value of new subscriptions, or affect renewal rates or the timing of renewals;

•	timing of additional investments in the development of our platform or deployment of our services;

•	disruptions in our hosting services or our inability to meet service level agreements and any resulting refunds to customers;

•	security breaches and potential financial penalties to customers and government entities;

•	concerns over government-sponsored electronic surveillance activities;

•	purchases of new equipment and bandwidth in connection with our data center operations;

•	regulatory compliance costs;

•	potential delay in revenue recognition for product acceptance rights;

•	the timing of customer payments and payment defaults by customers;

•	the impact on services margins as a result of the use of third-party contractors to fulfill demand;

•	the impact on services margins as a result of periods of less than full utilization of our full-time services employees;

•	costs associated with acquisitions of companies and technologies;

•	potential goodwill, other long-lived asset or capitalized software development cost impairment;

•	the impact of capitalized research and development costs on current and future periods;

•	extraordinary expenses such as litigation or other dispute-related settlement payments;

•	adjustments arising from future foreign, federal, state and local sales and income tax examinations;

•	the impact of new accounting pronouncements; and

•	the timing and size of stock awards to employees.
Based on the factors described above, we believe that our quarterly operating results may vary significantly in the future and that period-to-period comparisons of our operating results may not be indicative of future results.
In addition, due to our evolving business model and the implementation of the 2016 Realignment Plan, the rapid pace of technological change, the unpredictability of the emerging market in which we participate, and potential fluctuations in future general economic and financial market conditions, we may not be able to accurately forecast our rate of growth. We plan our expense levels and investments on estimates of future billings, revenues and anticipated rate of growth. We may not be able to adjust our spending quickly enough if the addition of new customers, the upsell rate for existing customers, or the price for which we are able to sell our platform is below our expectations. As a result, we expect that our billings, revenues, operating results and cash flows may fluctuate significantly and comparisons of our billings, revenues, operating results and cash flows may not be meaningful and should not be relied upon as an indication of future performance.
Furthermore, we may fail to meet or exceed the expectations of securities analysts and investors, and the market price for our common stock could decline. If one or more of the securities analysts who cover us change their recommendation regarding our stock adversely, the market price for our common stock could decline. Additionally, our stock price may be based on expectations, estimates or forecasts of our future performance that may be unrealistic or may not be achieved. Further, our stock price may be affected by financial media, including press reports and blogs.
Because we generally recognize revenues from subscriptions for our products ratably over the term of the agreement, near term changes in sales may not be reflected immediately in our operating results.
We generally recognize revenues from customers ratably over the term of their agreements, which generally range from 12 to 36 months. As a result, most of the revenues we report in each quarter are derived from the recognition of deferred revenue relating to subscription agreements entered into during previous quarters or years. Consequently, a decline in new or renewed subscriptions in any one quarter is not likely to be reflected immediately in our revenues results for that quarter. Such declines, however, would negatively affect our revenues in future periods and the effect of significant downturns in sales and market acceptance of our solutions, and potential changes in our rate of renewals, may not be fully reflected in our results of operations until future periods. Our subscription model also makes it difficult for us to rapidly increase our total revenues through additional sales in any period, as revenues from new customers must be recognized over the applicable subscription term. In some instances, our customers choose to pre-pay the entire term of their multi-year subscriptions up front. As a result, billings can fluctuate significantly from quarter to quarter.
Our future success is, in large part, dependent upon the widespread adoption of collaboration software by enterprises and it is difficult to forecast the rate at which this will happen.
Collaboration software for enterprises remains at an early stage of technological and market development and the extent to which enterprise collaboration software will become widely adopted remains uncertain. It continues to remain difficult to predict customer adoption rates, customer demand for our platform, the future growth rate and size of this market and the entry of competitive solutions. Any expansion of the enterprise collaboration software market depends on a number of factors, including the cost, performance and perceived value and benefits associated with enterprise collaboration software. If enterprise collaboration software does not achieve widespread adoption, or if there is a reduction in demand for enterprise collaboration software caused by a lack of customer acceptance, technological challenges, weakening economic conditions, competing technologies and products, decreases in corporate spending or otherwise, it could result in lower billings, reduced renewal rates and decreased revenues and our business could be adversely affected. Additionally, mergers or consolidations among our customers could reduce the number of our customers and could adversely affect our revenues and billings. In particular, if our customers are acquired by entities that are not our customers, are customers of our competitors, or that use fewer of our solutions, or that have more favorable contract terms and choose to discontinue, reduce or change the terms of their use of our platform, our business and operating results could be materially and adversely affected.

The market for enterprise collaboration software is intensely competitive, and if we do not compete effectively, our business will be harmed.
The market for enterprise collaboration software is highly competitive and rapidly evolving with new competitors entering the market. We expect the competitive landscape to continue to intensify in the future as a result of regularly evolving customer needs and frequent introductions of new products and services. We currently compete with large well-established multi-solution enterprise software vendors, stand-alone enterprise software application providers, and smaller software application vendors. Our primary competition for internal communities currently comes from large well-established enterprise software vendors such as Microsoft Corporation, IBM Corporation and salesforce.com, inc., each of which is significantly larger than we are, have greater name recognition, larger customer bases, much longer operating histories, significantly greater financial, technical, sales, marketing and other resources, and is able to provide comprehensive business solutions that are broader in scope than the solutions we offer. These well-established vendors may have preexisting relationships with our existing and potential customers and to the extent our solutions are not viewed as being superior in features, function and integration or priced competitively to existing solutions, we might have difficulty displacing them. We also compete with stand-alone enterprise software applications that have begun adding social features to their existing offerings. Some of these companies have large installed bases of active customers that may prefer to implement enterprise collaboration software solutions that are provided by an existing provider of customer management software, and these companies may be able to offer discounts and other pricing incentives that make their solutions more attractive. For our external community business, we also compete with standalone privately-held software providers, whose primary products are focused on providing external communities to their customers. For our team-based real time messaging business, we compete with many smaller startup software providers, whose primary products are focused on providing real time messaging products to their customers. In addition, large social and professional networking providers with greater name recognition, financial resources and other resources may add enterprise collaboration applications to their existing applications. For example, in early 2015 Facebook announced plans to launch Facebook at Work to provide an enterprise version of its social network service. Recently, Microsoft Corporation announced its plan to acquire LinkedIn, Inc. in an effort to combine Microsoft’s existing products and services with LinkedIn’s professional networking capabilities. In addition, our competitors have in the past, and may in the future, enter into strategic alliances with each other, resulting in increased competition. To the extent that our competitors are successful in combining these social networking capabilities with their existing products and to the extent social and professional networking providers are able to adapt their solutions to the enterprise collaboration market, we could experience increased competition, which could adversely affect our billings, renewal rates, revenues and margins.
Some of our competitors offer their solutions at a lower price or at no incremental cost, which has resulted in pricing pressures and increased competition. If we are unable to price our solutions appropriately, our operating results could be negatively impacted. In addition, lower margins, pricing pressures and increased competition generally could result in reduced sales and billings, losses or the failure of our platform to achieve or maintain more widespread market acceptance, any of which could harm our business. Our current and potential competitors may also establish cooperative relationships among themselves or with third parties that may further enhance their product offerings or resources. Certain current competitors have been, and current or potential competitors may be, acquired by third parties with greater available resources and as a result of such acquisitions, might be able to adapt more quickly to new technologies and customer needs, devote greater resources to the promotion or sale of their solutions, initiate or withstand substantial price competition, take advantage of other opportunities more readily or develop and expand their offerings more quickly than we do. If we are unable to compete effectively for a share of our market, our business, operating results and financial condition could be materially and adversely affected.

Actions that we are taking to restructure our business to better align with our business model transition strategy may be costly and may not be as effective as anticipated.
On May 10, 2016, we announced our 2016 Realignment Plan, which is designed to ensure that we have the correct cost structure and go-to-market strategies in place to achieve our desired corporate and operating results going forward, as well as align our operations with evolving business needs and improve efficiencies. However, there may be adverse consequences related to such actions which include various charges for severance and severance-related costs and the loss of propriety information and in-house knowledge in connection with the planned reduction in our workforce.
This type of restructuring activity may result in business disruptions and may not produce the full efficiency and cost reduction benefits anticipated. Further, the benefits may be realized later than expected and the cost of implementing these measures may be greater than anticipated. If these measures are not successful, we may need to undertake additional cost reduction efforts, which could result in future charges. Moreover, the 2016 Realignment Plan may cause business disruptions with customers and elsewhere if our cost reduction and realignment efforts prove ineffective. As such, our ability to achieve our strategic goals and business plans as well as our business, results of operations and financial condition could be materially negatively impacted.
We have made changes to the structure, scale and makeup of the sales organization and their focus which may harm our future operating results.
We have recently made changes to our sales leadership and, in connection with the 2016 Realignment Plan, intend to increase our focus on large and mid-sized enterprise customers, reduce the size of our inside sales organization, diversified our focus beyond transactions with large enterprises, place greater emphasis on selling our cloud-based solutions, continue to migrate customers to the cloud and rebalance our investments to align with our more focused go-to-market strategies. There is no guarantee that these changes will increase our revenue and it could adversely affect billings, renewal rates and revenues and our business and operating results could be negatively impacted.
We cannot accurately predict new subscription, subscription renewal or upsell rates and the impact these rates may have on our future revenues and operating results.
In order for us to improve our operating results and continue to grow our business, it is important that we continually attract new customers and that existing customers renew their subscriptions with us when their existing contract term expires. Our existing customers have no contractual obligation to renew their subscriptions after the initial subscription period and we cannot accurately predict renewal rates. Many of our customers’ renewal rates may decline or fluctuate as a result of a number of factors, including, but not limited to, their satisfaction with our products and our customer support, the level of usage of our platform within their enterprise, the frequency and severity of outages, our product uptime or latency, the pricing of our, or competing, software or professional services, the effects of global economic conditions, and reductions in spending levels or changes in our customers’ strategies regarding enterprise collaboration tools. If our customers renew their subscriptions, they may renew for fewer users or page views, for shorter contract lengths or on other terms that are less economically beneficial to us. In recent quarters, our renewal rates, excluding upsell, have declined to the mid-80 percent range for transactions over $50,000, and we expect them to continue to fluctuate in future periods. If customers enter into shorter initial subscription periods, the risk of customers not renewing their subscriptions with us would increase and our billings and revenues may be adversely impacted. We cannot assure you that our customers will renew their subscriptions, and if our customers do not renew their agreements or renew on less favorable terms, our revenues may grow more slowly than expected or decline and our billings may be adversely impacted.
To the extent we are successful in increasing our customer base, we could incur increased losses because costs associated with generating customer agreements and performing services are generally incurred up front, while revenue is recognized ratably over the term of the agreement. This risk is particularly applicable for those customers who choose to deploy our products in hosted and cloud instances. If new customers sign agreements with short initial subscription periods and do not renew their subscriptions, our operating results could be negatively impacted due to the upfront expenses associated with our sales and implementation efforts. Alternatively, to the extent we are unsuccessful in increasing our customer base, we could also incur increased losses as costs associated with marketing programs and new products intended to attract new customers would not be offset by future incremental revenues and cash flow.
In order for us to improve our operating results, it is important that our customers make additional significant purchases of our functionality and offerings, including additional communities, modules, users or page views or professional services. If our customers do not purchase additional functionality or offerings, our revenues may grow more slowly than expected. Additionally, increasing incremental sales to our current customer base requires increasingly sophisticated and costly sales efforts that are targeted at senior management. We also invest various resources targeted at expanding the utilization rates of our products. There can be no assurance that our efforts would result in increased sales to existing customers, or upsells, and additional revenues. If our efforts to upsell to our customers are not successful, our business will suffer.
Additionally, our quarterly sales cycles are frequently more heavily weighted toward the end of the quarter with an increased volume of sales in the last few weeks of the quarter. If this trend becomes more exaggerated, it could negatively impact the timing of recognized revenues, cash collections and delivery of professional services in subsequent periods. Furthermore, the concentration of contract negotiations in the last few weeks of the quarter could require us to hire additional sales, legal and finance employees.
We depend on key personnel, members of our board of directors and our senior management team to run and oversee our business, and the loss of one or more key employees or the inability of replacements to quickly and successfully perform in their roles could harm our business and prevent us from implementing our business plan in a timely manner.
Our success depends largely upon the continued services of our executive officers, which includes key leadership in the areas of research and development, marketing, sales, product, services and the general and administrative functions. Any loss of the services of our senior management or our key personnel, the inability to attract or retain qualified personnel, or delays in hiring required personnel could significantly delay or prevent the achievement of our development and strategic objectives, and may adversely affect our business, financial condition and operating results. Our productivity and the quality of our products may be adversely affected if we do not integrate and train our new employees quickly and effectively. On May 10, 2016, we announced the 2016 Realignment Plan, which includes a reduction in our workforce that resulted in the termination of approximately 14% of personnel across our global operations. Even if our key personnel are not directly affected by the reduction in workforce, the terminations of others may have a negative impact on morale and our ability to retain current personnel as well as attract and hire new qualified personnel in the future.
In the last twelve months, we have announced the departure of five of our board members, including those who were not nominated for re-election. In addition, we have experienced changes in our management team over the past two years and therefore our current management team has only been working together for a short period of time. Furthermore, from time to time, there may be additional changes in our executive management team resulting from the hiring or departure of executives which could disrupt our business. In the future, there may be additional changes to our board of directors or management team which could divert management’s attention and disrupt our business.
Our personnel do not have employment arrangements that require them to continue to work for us for any specified period and, therefore, they could terminate their employment with us at any time. We do not maintain key person life insurance policies on any of our employees. The loss of one or more of our key employees or groups could seriously harm our business.
Because competition for our target employees is intense, we may not be able to attract and retain the highly skilled employees we need to support our operations and customer base.
Our future success will depend, in part, on our continued ability to identify, hire, develop, motivate and retain talent. In the software industry in general, and in the San Francisco Bay Area specifically, there is substantial and continuous competition for software engineers with high levels of experience in designing, developing and managing software, as well as competition for sales executives and operations personnel. We may not be successful in attracting and retaining qualified personnel. We have, from time to time, experienced, and we expect to continue to experience, difficulty in hiring and retaining highly skilled employees with appropriate qualifications. Additionally, the workforce reduction being implemented in connection with the 2016 Realignment Plan may adversely affect our ability to attract and retain such highly skilled employees. In addition, job candidates and existing employees often consider the value of the stock awards they receive in connection with their employment. If the value of our stock does not increase or declines, it may adversely affect our ability to retain highly skilled employees. In addition, since we expense all stock-based compensation, we may periodically change our stock compensation practices, which may include reducing the number of employees eligible for options or reducing the size of equity awards granted per employee. If the anticipated value of such stock-based incentive awards does not materialize, if our stock-based compensation otherwise ceases to be viewed as a valuable benefit, or if our total compensation package is not viewed as being competitive, our ability to attract, retain, and motivate executives and key employees could be weakened. If we fail to attract new personnel or fail to retain and motivate our current personnel, our business and future growth prospects could be severely harmed.
Because our long-term success depends, in part, on our ability to expand our sales to customers outside the United States, our business will be susceptible to risks associated with international operations.
We sell our products primarily through our direct sales organization, which is comprised of inside sales and field sales personnel located in a variety of geographic regions, including the United States, Canada, the Asia Pacific region, South America and Europe. Sales outside of the United States represented approximately 26%, 27% and 24% of our total revenues in the six months ended June 30, 2016 and the fiscal years ended December 31, 2015 and 2014, respectively. As we continue to expand sales of our products to customers located outside the United States, our business will be increasingly susceptible to risks associated with international operations. However, we have a limited operating history outside the United States, and our ability to manage our business and conduct our operations internationally, particularly in new geographies, requires considerable management attention and resources and is subject to particular challenges of supporting a business in an environment of diverse cultures, languages, customs, tax laws, legal systems, alternate dispute systems and regulatory systems. The risks and challenges associated with international expansion include:

•	the effects and any resulting negative economic impact of the United Kingdom's referendum to exit the European Union ("EU");

•	continued localization of our platform, sales collateral and legal agreements, including translation into foreign languages and associated expenses;

•	laws and business practices favoring local competitors;

•	compliance with multiple, conflicting and changing governmental laws and regulations, including employment, tax, privacy and data protection laws and regulations;

•	compliance with anti-bribery laws, including compliance with the Foreign Corrupt Practices Act and the United Kingdom's Bribery Act 2010;

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international customers’ potential reluctance to do business with U.S. companies who host content and data as a result of concerns around alleged data monitoring activities by the United States National Security Administration (the “NSA”);

•	regional data privacy laws that apply to the processing of personal information, particularly those focused on the transmission of our customers’ data across international borders;

•	ability to provide local hosting, consulting and support services;

•	different pricing environments, including invoicing and collecting in foreign currencies and associated foreign currency exposure;

•	difficulties in staffing and managing foreign operations and the increased travel, infrastructure, accounting, tax and legal compliance costs associated with international operations;

•	different or lesser protection of our intellectual property rights;

•	difficulties in enforcing contracts and collecting accounts receivable, longer payment cycles and other collection difficulties;

•	regional economic and political conditions;

•	disruption as a result of the obligation of certain of our personnel in Israel to perform military service; and;

•	security concerns such as civil or military unrest and terrorist activities.
Additionally, a substantial majority of our international customers currently pay us in U.S. dollars and, as a result, fluctuations in the value of the U.S. dollar and foreign currencies may make our platform more expensive for international customers, which could harm our business. In the future, an increasing number of our customers may pay us in foreign currencies. Any fluctuation in the exchange rate of these foreign currencies or pressure on the creditworthiness of sovereign nations, particularly in Europe, may negatively impact our business. If we are unable to successfully manage the challenges of international operations and expansion, our growth could be limited, and our business and operating results could be adversely affected.
Our sales cycle can be long and unpredictable, particularly with respect to large enterprises, and we may have to delay revenue recognition for some of the more complex transactions, which could harm our business and operating results.
The timing of our sales is difficult to predict. Our sales efforts involve educating our customers, frequently at an executive level, about the use, potential return on investment, technical capabilities, security and other benefits of our products. Customers often undertake a prolonged product-evaluation process which frequently involves not only our solutions but also those of our competitors. As we increase the focus of our sales efforts on large and mid-sized enterprise customers in connection with the 2016 Realignment Plan, we will face greater costs, long sales cycles and less predictability in completing some of our sales. In this market segment, the customer’s decision to subscribe to our platform may be an enterprise-wide decision and, if so, may require us to provide even greater levels of education regarding the use and benefits of our products and obtain support from multiple departments within larger enterprises, as well as obtain support from the IT departments. In addition, prospective enterprise customers may require customized features and functions unique to their business process and may require acceptance testing related to those unique features. As a result of these factors, these sales opportunities may require us to devote greater sales support, operational support, technical support and professional services resources to individual customers, increasing costs and time required to complete sales and diverting our own sales and professional services resources to a smaller number of larger transactions, while potentially requiring us to delay revenue recognition on some of these transactions until the acceptance requirements have been met.
Our internally managed data hosting facilities expose us to additional risks which could result in operational inefficiencies, increase our costs and ultimately have a negative impact on our business.
Our internally managed hosting facilities are vulnerable to damage or interruption from natural disasters, fires, power loss, telecommunications failures and similar events. They are also subject to employee negligence, break-ins, computer viruses, sabotage, intentional acts of vandalism and other misconduct. The occurrence of any of these disasters, or other unanticipated problems, could result in lengthy interruptions in our service, which would materially impact our customers’ use of our offerings and may result in financial penalties for which we will be directly and solely responsible.
In addition, we are subject to other risks and challenges inherent in managing the infrastructure that hosts our customer communities, including any failure to properly plan for our infrastructure capacity requirements and our inability to obtain and maintain the technologies and personnel necessary to cause the hosting services to operate efficiently and in accordance with our contractual commitments, including those pertaining to uptime and security.
To the extent that we are required to add data center capacity to accommodate customer demands for additional bandwidth or storage to enable their communities, we may need to significantly increase the bandwidth, storage, power or other elements of our hosting operations, and the costs associated with adjustments to our data center architecture could also negatively affect our margins and operating results.
Interruptions or delays in our service as a result of a variety of factors could impair the delivery of our service and harm our business.
The availability of our platform could be interrupted by a number of factors, including disaster events at our hosting facilities, our customers’ inability to access the Internet, the failure of our network or software systems due to human or other error, security breaches or inability of the infrastructure to handle spikes in customer usage. We may be required to issue credits or refunds or indemnify or otherwise be liable to customers or third parties for damages that may occur resulting from certain of these events. In December 2013, we experienced a hosting outage, which impacted several of our U.S. customers for up to 11.5 hours, as well as shorter outages in March 2014 and April 2015. Additionally, in November 2015, we experienced a hosting outage which resulted in varying periods of downtime during an approximately nine hour time period affecting several of our U.S. customers. As a result of these outages, we provided service credits to certain customers. Service credits provided to date have not been material, both individually and in the aggregate. If we experience similar outages in the future, we may experience customer dissatisfaction, the termination of customer contracts, potential contract liability and potential loss of confidence, which could harm our reputation and impact future revenues from these customers.

A rapid expansion of our business could cause our network or systems to fail.
In the future, we may need to expand our hosting operations at a more rapid pace than we have in the past, spend substantial amounts to purchase or lease data centers and equipment, upgrade our technology and infrastructure to handle increased customer demand and introduce new solutions. For example, if we secure a large customer or a group of customers which require significant amounts of bandwidth, storage or computing power to enable their communities, we may need to increase bandwidth, storage, server deployments, electrical power or other elements of our hosting operations and our existing systems may not be able to scale in a manner satisfactory to our existing or prospective customers.
If our internal or third-party vendors’ security measures are breached or unauthorized access to customer data is otherwise obtained, our solutions may be perceived as not being secure, customers may reduce the use of or stop using our solutions and we may incur significant liabilities.
Our hosting operations involve the storage and transmission of customer data. In certain circumstances, we use third-party providers to assist in these operations. Security breaches or unauthorized access to customer data that we, or our third-party hosting providers, host could result in the misuse or loss of this information, litigation, indemnity obligations, regulatory fines and penalties and other liabilities.
Many of our customer and partner contracts provide that we assume full responsibility and will indemnify our customers for data privacy or security breaches or unauthorized access of customer data. If such a breach occurs, we could face contractual damages, damages and fees arising from our indemnification obligations, penalties for violation of applicable laws or regulations, possible lawsuits by affected individuals and significant remediation costs and efforts to prevent future occurrences. In addition, whether there is an actual or a perceived breach of our security, the market perception of the effectiveness of our security measures could be harmed significantly and we could lose current or potential customers. These risks increase as the adoption of our cloud-based products by enterprise customers increase.
While we and our third-party vendors have security measures in place, these systems and networks are subject to ongoing threats and, therefore, these security measures may be breached as a result of third-party action, including cyber-attacks or other intentional misconduct by computer hackers, employee error, failure to implement appropriate processes and procedures, malfeasance or otherwise. The frequency, severity, sophistication and public awareness of these cyber-attacks or other intentional misconduct by computer hackers increased in recent years. If any such security breaches were to occur, it could result in one or more third parties obtaining unauthorized access to our customers’ data or our data, including personally identifiable information, information covered by HIPAA, intellectual property and other confidential business information. Third parties may also attempt to fraudulently induce employees or customers into disclosing sensitive information such as user names, passwords or other information in order to gain access to our customers’ data or our data, including intellectual property and other confidential business information.
Our hosting, support and professional services personnel sometimes must access customer communities to fulfill our contractual obligations to provide these services to our customers. This access may result in exposure to confidential customer data and personally-identifiable information that is stored within our platform. If our personnel or our software systems were to permit unauthorized loss or access to this data by a third party, our reputation could be damaged and we could incur significant liability.
As described above, we rely on certain third-party service providers to host and deliver services and data, and any interruptions or delays in these hosted services, any security or privacy breaches, or any failures in data collection could expose us to liability and harm our business and reputation. A security incident at any third-party hosting facility may compromise the confidentiality, integrity or availability of customer data.
Additionally, while our platform is not intended for the transmission or storage of credit card data, sensitive health, personal account or financial information and we contractually prohibit our customers from doing so, neither we nor our suppliers monitor or review the content that our customers upload and store within their communities. Therefore, we have no direct control over the substance or use of the content within our hosted communities. If customers use our platform for the transmission or storage of sensitive health, credit card, personal account or financial information and our security measures are breached our reputation could be damaged, our business may suffer and we could incur significant liability as many domestic and international laws place a higher burden of care on organizations that transmit and process this type of information.
Because techniques used to obtain unauthorized access or sabotage systems change frequently and generally are not identified until they are launched against a target, we may be unable to anticipate these techniques, to implement adequate preventative or mitigation measures or to detect any such security breaches in a timely manner. If an actual or perceived breach of our, or our third-party vendors’, security occurs, it could negatively impact our ability to attract new customers and increase engagement by existing customers, cause existing customers to elect to not renew their subscriptions, subject us to third-party lawsuits, regulatory fines or other action or liability, thereby harming our reputation and our operating results.
In addition, through the Application Program Interfaces we make available to our customers and technology partners and through our add-on modules we deliver, our customers may obtain third-party applications which access the data stored within their community. Because we do not control the transmissions between our customers and these third-party technology providers, or the processing of such data by third-party technology providers, we cannot ensure the complete integrity or security of such transmissions or processing. Any security breach could result in a loss of confidence in the security of our service, damage our reputation, disrupt our business, lead to legal and financial liability and negatively impact our future sales.
Because our platform could be used to collect and store personal information of our customers’ employees or customers, privacy concerns could result in additional cost and liability to us or inhibit sales of our platform.
Personal privacy has become a significant issue in the United States and in many other countries where we offer our solutions. The regulatory framework for privacy issues worldwide is currently evolving and is likely to remain uncertain for the foreseeable future. Many federal, state and foreign government bodies and agencies have adopted or are considering adopting laws and regulations regarding the collection, use, disclosure, control and deletion of personal information. In the United States, these include, without limitation, rules and regulations promulgated under the authority of the Federal Trade Commission, HIPAA and state breach notification laws. Internationally, virtually every jurisdiction in which we operate has established its own data security and privacy legal framework with which we and our customers must comply. These obligations include, for example, the Data Protection Directive established in the EU, European Directive 2002/58/EC (commonly known as the “EU Cookie Law”), laws and regulations of EU member states, such as the German Federal Data Protection Act, and the Personal Data Protection Ordinance promulgated in Hong Kong.
Many of these obligations are frequently modified or updated and require ongoing supervision. For example, on April 14, 2016, the European Parliament formally adopted the General Data Protection Regulation (the “GDPR”), which will establish a new framework for data protection in Europe. The GDPR alters data protection requirements that exist under the Data Protection Directive and the EU Cookie Law, and may affect

EU member state implementations of the Data Protection Directive. Between now and the time that the GDPR becomes effective in May 2018, we may need to modify our platform or our business to comply with new requirements contained in the GDPR or to address customer concerns relating to the GDPR, and any such measures may result in costs and expenses, and any failure to achieve required data protection standards may result in lawsuits, regulatory fines, or other actions or liability, all of which may harm our operating results.
In addition, with regard to transfers of personal data, from our employees and European customers to the United States, we historically have relied upon adherence to the U.S. Department of Commerce’s Safe Harbor Privacy Principles and compliance with the U.S.-EU and U.S.-Swiss Safe Harbor Frameworks agreed to by the U.S. Department of Commerce and the EU and Switzerland, which, established a means for legitimizing the transfer of personal data by U.S. companies from the European Economic Area (the “EEA”), to the United States. The U.S.-EU Safe Harbor Framework was invalidated in October 2015 by a decision of the European Court of Justice (the “ECJ Ruling”). As a result of the ECJ Ruling, the Swiss data protection regulator has questioned the status of the U.S.-Swiss Safe Harbor Framework. In light of these events, we have engaged in measures designed to legitimize our transfers of personal data from the EEA to the United States, and may find it necessary or desirable to make other changes to our personal data handling. U.S. and EU authorities reached a political agreement on February 2, 2016 regarding a new potential means for legitimizing personal data transfers from the EEA to the United States, the EU-U.S. Privacy Shield. Although the EU-U.S. Privacy Shield was granted an adequacy decision by the EU College of Commissioners on July 12, 2016, and is set to become available to U.S. companies on August 1, 2016, it still may be challenged by courts or data protection authorities. It is unclear whether the EU-U.S. Privacy Shield will serve as an appropriate means for us to legitimize personal data transfers from the EEA to the United States. We may be unsuccessful in establishing legitimate means for our transfer of personal data from the EEA or otherwise responding to the ECJ Ruling, and we may experience reluctance or refusal by current or prospective European customers to use our solutions. Our response to the ECJ Ruling may cause us to assume additional liabilities or incur additional expenses for implementing compliance requirements, and the ECJ Ruling and our response could adversely affect our billings. Additionally, we and our customers may face a risk of enforcement actions by data protection authorities in the EEA until the time, if any, that personal data transfers to us and by us from the EEA are legitimized under applicable EU data protection law.
In addition to government regulation, privacy advocacy and industry groups may propose new and different self-regulatory standards that either legally or contractually apply to us. Because the interpretation and application of privacy and data protection laws, regulations and standards are uncertain, it is possible that these laws, regulations and standards may be interpreted and applied in a manner that is inconsistent with our data management practices or the technological features of our solutions. If so, in addition to the possibility of fines, investigations, lawsuits and other claims and proceedings, it may be necessary or desirable for us to fundamentally change our business activities and practices or modify our software, which could have an adverse effect on our business. We may be unable to make such changes or modifications in a commercially reasonable manner or at all. Any inability to adequately address privacy concerns, even if unfounded, or any actual or perceived failure to comply with applicable privacy or data protection laws, regulations, standards and policies, could result in additional cost and liability to us, damage our reputation, inhibit sales and harm our business.
We expect that there will continue to be new proposed laws, regulations and industry standards concerning privacy, data protection and information security in the United States, the EU and other jurisdictions, and we cannot yet determine the impact such future laws, regulations and standards may have on our business. Because global laws, regulations and industry standards concerning privacy, data protection and information security have continued to develop and evolve rapidly, it is possible that we or products may not be, or may not have been, compliant with each such applicable law, regulation, and industry standard.

Any such new laws, regulations, other legal obligations or industry standards, or any changed interpretation of existing laws, regulations or other standards may require us to incur additional costs and restrict our business operations. For instance, the United Kingdom's referendum to exit the EU has also created uncertainty with regard to the regulation of data protection in the United Kingdom. In particular, it is unclear whether the United Kingdom will enact the EU Data Protection Directive, and how data transfers to and from the United Kingdom will be regulated. If our privacy or data security measures fail to comply with current or future laws, regulations, policies, legal obligations or industry standards, we may be subject to litigation, regulatory investigations, fines or other liabilities, as well as negative publicity and a potential loss of business. Moreover, if future laws, regulations, other legal obligations or industry standards, or any changed interpretations of the foregoing limit our customers' or partners' ability to use and share personally identifiable information or our ability to store, process and share personally identifiable information or other data, demand for our products could decrease, our costs could increase and our business, operating results and financial condition could be harmed.
Furthermore, the costs of compliance with, and other burdens imposed by, the laws, regulations, standards and policies that are applicable to the businesses of our customers may limit the use and adoption of, and reduce the overall demand for, our platform. Privacy concerns, whether valid or not valid, may inhibit market adoption of our platform particularly in certain industries and foreign countries.
For instance, publicity in recent years regarding the alleged surveillance activities of the NSA may cause our current and prospective customers to require additional information regarding our data disclosure policies which may elongate our sales cycles, require us to make additional contractual commitments, assume additional liabilities and adversely affect our billings.
If we fail to manage future growth effectively, we may be unable to execute on our business plan, maintain high levels of service or adequately address competitive challenges.
We have experienced growth in the past. For example, we have grown from 527 employees at December 31, 2012 to 617 at June 30, 2016 and we have acquired six companies since January 2011. This growth has placed, and any future growth may place, a significant strain on our management and operational infrastructure, including our hosting operations and enterprise resource planning system. While we will be reducing the size of our workforce in connection with the 2016 Realignment Plan, we intend to continue to pursue growth opportunities. As such, our success in the future will depend, in part, on our ability to manage these changes effectively. We will need to continue to improve our operational, financial and management controls and our reporting systems and procedures, which may include the implementation of a new enterprise resource planning system in the future. Failure to effectively manage growth could result in declines in quality or customer satisfaction, increases in costs, difficulties in introducing new features or other operational difficulties. Any failure to effectively manage growth could adversely impact our business and reputation.
Changes in laws and/or regulations related to the Internet or related to privacy and data security concerns or changes in the Internet infrastructure itself may cause our business to suffer.
The future success of our business depends upon the continued use of the Internet as a primary medium for commerce, communication and business applications. Federal, state or foreign government bodies or agencies have in the past adopted, and may in the future adopt, laws or regulations affecting data privacy and the transmission of certain types of content using the Internet. For example, the State of California has adopted legislation requiring operators of commercial websites and mobile applications that collect personal information from California residents to conspicuously post and comply with privacy policies that satisfy certain requirements. Several other U.S. states have adopted legislation requiring companies to protect the security of personal information that they collect from consumers over the Internet, and more states may adopt similar legislation in the future. Additionally, the Federal Trade Commission has used its authority under Section 5 of the Federal Trade Commission Act to bring actions against companies for failing to maintain adequate security for personal information collected from consumers over the Internet and for failing to comply with privacy-related representations made to Internet users. The U.S. Congress has at various times proposed federal legislation intended to protect the privacy of Internet users and the security of personal information collected from Internet users that would impose additional compliance burdens upon companies collecting personal information from Internet users, and the U.S. Congress may adopt such legislation in the future. The EU also has adopted various directives regulating data privacy and security and the transmission of content using the Internet involving residents of the EU, including those directives known as the Data Protection Directive, the E-Privacy Directive, and the Privacy and Electronic Communications Directive, and may adopt similar directives in the future. The European Commission is currently considering a data protection regulation that may include operational requirements for companies that receive personal data that are different than those currently in place in the EU, and that may also include significant penalties for non-compliance. Additionally, various EU member states have passed legislation addressing data privacy and security, such as the German Federal Data Protection Act. Several other countries, including Canada and several Latin American and Asian countries, have constitutional protections for, or have adopted legislation protecting, individuals’ personal information. Additionally, some federal, state, or foreign governmental bodies have established laws which seek to censor the transmission of certain types of content over the Internet or require that individuals be provided with the ability to permanently delete all electronic personal information, such as the German Multimedia Law of 1997.
Given the variety of global privacy and data protection regimes, as well as their uncertain interpretation and application, it is possible we may find ourselves subject to inconsistent obligations. For instance, the USA Patriot Act is considered by some to be in conflict with certain directives of the EU. Situations such as these require that we make prospective determinations regarding compliance with conflicting regulations. Increased enforcement of existing laws and regulations, as well as any laws, regulations or changes that may be adopted or implemented in the future, could limit the growth of the use of hosted and cloud applications or communications generally, result in a decline in the use of the Internet and the viability of Internet-based applications such as our hosted and cloud solutions, require implementation of additional technological safeguards and reduce the demand for our enterprise collaboration software platform. Additionally, due to the complexity and diversity of these laws, our customers often include contractual obligations, which can impose significant risk of termination and financial penalties if we fail to comply.
If we are not able to develop and introduce enhancements and new features that achieve market acceptance or that keep pace with technological developments, our business could be harmed.
We operate in a dynamic environment characterized by rapidly changing technologies and industry and legal standards. The introduction of new enterprise collaboration software products by our competitors or new market entrants, the market acceptance of solutions or products based on new or alternative technologies, or the emergence of new industry standards could affect our ability to compete or potentially render our platform obsolete. Our ability to compete successfully, attract new customers and increase revenues from existing customers depends in large part on our ability to enhance and improve our existing enterprise collaboration software platform and to continually introduce or acquire new features that are in demand by the market we serve. The success of any enhancement or new solution depends on several factors, including timely completion and integration, adequate quality testing, introduction and market acceptance. Any new platform or feature that we develop or acquire may not be introduced in a timely or cost-effective manner, may contain defects or may not achieve the broad market acceptance necessary to generate significant revenues. If we are unable to anticipate or timely and successfully develop or acquire new offerings or features or enhance our existing platform to meet customer requirements, our business and operating results will be adversely affected. Additionally, for technologies that are acquired, we may not be able to successfully integrate or monetize the acquired technology at a rate that is consistent with the market’s expectations.
Our platform must integrate with a variety of operating systems, software applications and hardware that are developed by others and, if we are unable to devote the necessary resources to ensure that our solutions interoperate with such software and hardware, we may fail to increase, or we may lose, market share and we may experience a weakening demand for our platform.
Our enterprise collaboration software platform must integrate with a variety of network, hardware and software platforms and cloud-based product suites, including Microsoft Office, and we need to continuously modify and enhance our platform to adapt to changes in Internet-related hardware, software, communication, browser and database technologies. Any failure of our solutions to operate effectively with future network platforms and technologies could reduce the demand for our platform, result in customer dissatisfaction and harm our business. If we are unable to respond in a timely manner to these changes in a cost-effective manner, our solutions may become less marketable and less competitive or obsolete and our operating results may be negatively impacted. In addition, an increasing number of individuals within the enterprise are utilizing devices other than personal computers, such as mobile phones and other handheld devices, to access the Internet and corporate resources and conduct business. If we cannot effectively make our platform available on these mobile devices, we may experience difficulty attracting and retaining customers.
We derive a substantial portion of our revenues from a single software platform.
We have historically derived a substantial portion of our total revenues from sales of a single software platform, the Jive Platform, and related modules. As such, any factor adversely affecting sales of this platform, including product release cycles, market acceptance, product competition, performance and reliability, reputation, price competition, and economic and market conditions, could harm our business and operating results.
Our business could be adversely affected if our customers are not satisfied with our implementation, customization or other professional services we provide.
Our business depends on our ability to satisfy our customers and meet our customers’ business needs. If a customer is not satisfied with the type of solutions and professional services we or our partners deliver, we could incur additional costs to remedy the situation, the profitability of that work might be impaired, and the customer’s dissatisfaction with our services could damage our ability to obtain additional services from that customer or our ability to renew that customer’s subscription in subsequent periods. If we are not able to accurately estimate the cost of services requested by the customer, it might result in providing services on a discounted basis or free of charge until customer satisfaction is achieved. In addition, negative publicity related to our customer relationships, regardless of its accuracy, may further damage our business by affecting our ability to compete for new business with current and prospective customers. Further, we have customer payment obligations not yet due that are attributable to software we have already delivered. These customer obligations are typically not cancelable, but will not yield the expected revenues and cash flow if the customer defaults and fails to pay amounts owed, which could have a negative impact on our financial condition and operating results.
Additionally, large enterprises may request or require customized features and functions unique to their particular business processes. If prospective large customers require customized features or functions that we do not offer, then the market for our platform will be more limited and our business could suffer. If a large enterprise contract requires customized features and functions, we cannot recognize any revenue related to the contract until the customized features and functions have been delivered to the customer. In addition, supporting large enterprise customers could require us to devote significant development services and support personnel and strain our personnel resources and infrastructure. If we are unable to address the needs of these customers in a timely fashion or further develop and enhance our platform, these customers may not renew their subscriptions, seek to terminate their relationship, renew on less favorable terms or fail to purchase additional features. If any of these were to occur, our revenues and billings may decline and we may not realize significantly improved operating results.
We might experience significant errors or security flaws in our platform.
Despite testing prior to their release, software products frequently contain undetected errors, defects or security vulnerabilities, especially when initially introduced or when new versions are released. Errors in our products could affect the ability of our products to interoperate with other hardware or software products, impact functionality and delay the development or release of new solutions or new versions of solutions and adversely affect market acceptance of our products. The detection and correction of any bugs or security flaws can be time consuming and costly. Some errors in our platform and related solutions may only be discovered after installation and use by customers. Any errors, defects or security vulnerabilities discovered after commercial release or contained in custom implementations could result in loss of revenues or delay in revenue recognition, loss of customers or increased service and warranty cost, any of which could adversely affect our business, financial condition and results of operations. Our products have contained and may contain undetected errors, defects or security vulnerabilities that could result in data unavailability, data security breaches, data loss or corruption or other harm to our customers. Undiscovered vulnerabilities in our products could expose them to hackers or other unscrupulous third parties who develop and deploy viruses, worms, and other malicious software programs that could attack our solutions, result in unauthorized access to customer data, or fraudulently induce individuals to provide their log-in credentials. Actual or perceived security vulnerabilities in our products could result in contractual or regulatory liability, harm our reputation and lead some customers to cancel subscriptions, reduce or delay future purchases or use competitive solutions.
Failure to adequately implement changes in our direct sales force may adversely affect our business and operating results.
In connection with the 2016 Realignment Plan, we intend to optimize our sales and marketing infrastructure in order to align our operations with evolving business needs and improve efficiencies. Identifying and recruiting qualified personnel and training them requires significant time, expense and attention. It can take nine to 12 months or longer before our new sales representatives are fully trained and productive. In particular, if we are unable to hire, develop and retain talented sales personnel or if new direct sales personnel are unable to achieve desired productivity levels in a reasonable period of time, we may not be able to increase our billings and revenues or grow our business.
Our growth depends in part on the success of our strategic relationships with third parties.
Our future growth may depend on our ability to enter into successful strategic relationships with third parties. For example, we are investing resources in building our indirect sales channel by establishing relationships with third parties to facilitate incremental sales and to implement and customize our platform. In addition, we are also establishing relationships with other third parties to develop integrations with compatible technology and content. These relationships may not result in additional customers or enable us to generate significant billings or revenues. Identifying partners as well as negotiating and documenting relationships with them requires significant time and resources. Our agreements for these relationships are typically non-exclusive and do not prohibit the other party from working with our competitors or from offering competing services. If we are unsuccessful in establishing or maintaining our relationships with these third parties, our ability to compete in the marketplace or to grow our revenues and billings could be impaired and our operating results would suffer.
Our use of open source technology could impose limitations on our ability to commercialize our products.
Our products contain software modules licensed to us by third-party authors under “open source” licenses. Use and distribution of open source software may entail greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or other contractual protections regarding infringement claims or the quality of the code. Some open source licenses contain provisions that require attribution or that we make available source code for modifications or derivative works we create based upon the type of open source software used. If we combine our proprietary software with open source software in a certain manner, we could, under certain open source licenses, be required to release the source code of our proprietary software to the public at no cost. This would allow our competitors to create similar products with lower development effort and time and ultimately could result in an adverse impact upon our intellectual property rights and ability to commercialize our products.
Although we monitor our use of open source software to avoid subjecting our products to conditions we do not intend, the terms of many open source licenses have not been interpreted by U.S. courts, and there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to commercialize our products. Moreover, we cannot assure you that our processes for controlling our use of open source software in our products will be effective. If we are held to have breached the terms of an open source software license, we could be required to seek licenses from third parties to continue offering our products on terms that are not economically feasible, to re-engineer our products, to discontinue the sale of our products if re-engineering could not be accomplished on a timely basis, or to make generally available, in source code form, our proprietary code, any of which could adversely affect our business, operating results and financial condition.
We, or our customers, may be sued by third parties for alleged infringement or misuse of their intellectual property.
The software industry is characterized by the existence of a large number of patents, copyrights, trademarks, trade secrets and other intellectual property and proprietary rights. Recently, a number of large software, technology and social networking companies have become active in initiating litigation against competitors and other third parties for misuse of these rights. Additionally, within the United States in particular, non-practicing entities have significantly increased their activities of pursuing patent litigation against technology companies and their customers. As a result, technology and software companies are increasingly required to defend against litigation claims that are based on allegations of infringement or other violations of intellectual property rights. Our technologies may not be able to withstand any third-party claims or rights against their use. As a result, our success depends upon our not infringing upon or misappropriating the intellectual property rights of others. Our competitors, as well as a number of other entities and individuals, may own or claim to own confidential information or certain intellectual property. In addition, as we continue to expand globally, we may need to increase our headcount and, in doing so, we may hire individuals from competing industries and companies. While we have implemented procedures designed to ensure that we do not receive confidential information from third parties in such situations third parties may believe that their former employees may misuse confidential information obtained during their previous employment which may lead to an increased risk of litigation related to claims of misuse or unauthorized use of such competitors’ proprietary information.
From time to time, third parties have claimed, and may claim, that we infringe upon or have misappropriated their intellectual property rights, and we may be found to be infringing upon or misappropriating such rights. In the future, we, or our customers, may be the subject of claims that our platform, underlying technology or our actions in connection therewith infringe, misappropriate or violate the intellectual property rights of others. As a result of disclosure of information in filings required of a public company, our business and financial condition will become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. Any claims or litigation could cause us to incur significant expenses and, if successfully asserted against us, could require that we pay substantial damages or ongoing royalty payments, prevent us from offering our solutions, or require that we comply with other unfavorable terms. Even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and harm our business and operating results. As most of our customer and partner agreements obligate us to provide indemnification in connection with any such litigation and to obtain licenses, modify our platform, or refund fees, we have in the past been, and may in the future be, requested to indemnify our customers and business partners which could expose us to significant legal and financial liability. We expect that the occurrence of infringement claims is likely to grow as the market for enterprise collaboration software grows. Accordingly, our exposure to damages resulting from infringement claims could be increased and this could further exhaust our financial and management resources.
The outcome of any litigation, regardless of its merits, is inherently uncertain. Any intellectual property claim or lawsuit could be time-consuming and expensive to resolve, divert management attention from executing our business plan and require us to change our technology, change our business practices and/or pay monetary damages or enter into short- or long-term royalty or licensing agreements. In addition, in certain circumstances, such as those in which the opposing parties are large and well-funded companies, we may face a more expensive and protracted path to resolution of such claims or lawsuits.
Any failure to protect our intellectual property rights could impair our ability to protect our proprietary technology and our brand.
Our success and ability to compete depend in part upon our intellectual property. We primarily rely on a combination of copyright, trade secret and trademark laws, as well as confidentiality procedures and contractual restrictions with our employees, customers, partners and others to establish and protect our intellectual property rights. However, the steps we take to protect our intellectual property rights may be inadequate or we may be unable to secure intellectual property protection for all of our solutions. In particular, we have only recently begun to implement a strategy to seek patent protection for our technology.
Moreover, others may independently develop technologies that are competitive to ours or infringe our intellectual property. The enforcement of our intellectual property rights also depends on our legal actions against these infringers being successful, but we cannot be sure these actions will be successful, even when our rights have been infringed. If we fail to protect our intellectual property rights adequately, our competitors might gain access to our technology, and our business and operating results might be harmed. In addition, defending our intellectual property rights might entail significant expense and the diversion of management resources. Any of our intellectual property rights may be challenged by others or invalidated through administrative process or litigation. Any patents issued in the future may not provide us with competitive advantages, or may be successfully challenged by third parties.

Furthermore, legal standards relating to the validity, enforceability and scope of protection of intellectual property rights are uncertain. Effective protection of our intellectual property may not be available to us in every country in which our solutions are available. The laws of some foreign countries may not be as protective of intellectual property rights as those in the United States, and mechanisms for enforcement of intellectual property rights may be inadequate. Accordingly, despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our intellectual property.
Additionally, in the United States, the central provisions of the Leahy-Smith America Invents Act (AIA) became effective on March 16, 2013. Among other things, this law has switched U.S. patent rights from prior “first-to-invent” system to the present “first inventor-to-file” system. This may result in inventors and companies having to file patent applications more frequently to preserve rights in their inventions. This may favor larger competitors that have the resources to file more patent applications.
We might be required to spend significant resources to monitor and protect our intellectual property rights, and our efforts to enforce our intellectual property rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property rights. Litigation to protect and enforce our intellectual property rights could be costly, time-consuming and distracting to management, whether or not it is resolved in our favor, and could ultimately result in the impairment or loss of portions of our intellectual property.
The outcome of the United Kingdom's referendum on membership in the EU may have a negative effect on global economic conditions, financial markets, and on the United Kingdom and European economies, any or all of which could have a material adverse effect on our United Kingdom and international businesses.
On June 23, 2016, a referendum was held on the United Kingdom's membership in the EU, the outcome of which was a vote in favor of the United Kingdom leaving the EU. The United Kingdom's vote to leave the EU creates an uncertain political and economic environment in the United Kingdom and potentially across other EU member states, which may last for a number of months or years.
The result of the referendum means that the long-term nature of the United Kingdom's relationship with the EU is unclear and that there is considerable uncertainty as to when any such relationship will be agreed and implemented. Should the United Kingdom leave the EU, it is unclear what trade agreements the United Kingdom will reach with the EU and also with other countries around the world and such trade agreements may affect the cost of doing business and the regulation of business between such countries under the trade agreements. Further, it is unclear to what extent EU regulation current in effect in the United Kingdom will remain in place. In the interim, there is a risk of instability for both the United Kingdom and the EU, which could adversely affect our results, financial condition and prospects.
Adverse economic conditions or reduced information technology spending may adversely impact our business and operating results.
Our business depends on the overall demand for information technology. In addition, the purchase of our products is often discretionary and may involve a significant commitment of capital and other resources. Weak global economic conditions, including effects of the United Kingdom's referendum on the EU, or a reduction in information technology spending even if economic conditions improve, could adversely impact our business, financial condition and operating results. As global economic conditions continue to be volatile or economic uncertainty remains, trends in information technology spending also remain unpredictable and subject to reductions due to credit constraints and uncertainties about the future. Unfavorable economic conditions could adversely affect, our customers’ ability or willingness to purchase our enterprise collaboration software platform, and could delay prospective customers’ purchasing decisions, reduce the value or duration of their subscriptions, or affect renewal rates, all of which could adversely affect our operating results. Our sensitivity to economic cycles and any related fluctuation in demand may have a material adverse effect on our business, financial condition and operating results.
Catastrophic events may disrupt our business.
Our corporate headquarters are located in Palo Alto, California, a high portion of our technology and services personnel are located in our Portland, Oregon office. The West Coast, and California in particular, are active earthquake zones. Additionally, we rely on our network and third-party infrastructure and enterprise applications, internal technology systems and our website for our development, marketing, operational, support, hosted services and sales activities. In the event of a major earthquake or catastrophic event such as fire, power loss, telecommunications failure, cyber-attack, war or terrorist attack, we may be unable to continue our corporate operations and may endure system interruptions, reputational harm, loss of intellectual property, contractual and financial liabilities, delays in our product development, lengthy interruptions in our services, breaches of data security and loss of critical data, all of which could harm our future operating results.
Although we back up customer data stored on our systems at least daily to a geographically distinct location, the data is not mirrored in real-time to this site. Thus, in the event of a physical disaster, or certain other failures of our computing infrastructure, customer data from very recent transactions may be permanently lost. Further, our full production infrastructure is not mirrored to a geographically distinct location and thus in the event of a disaster, production capacity may be impacted for an extended amount of time while the infrastructure is procured and rebuilt and data is restored.
We might require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all.
We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new solutions or enhance our existing solutions, enhance our operating infrastructure and acquire complementary businesses and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds. If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock. Any debt financing secured by us in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. In addition, we may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly limited, and our business, operating results, financial condition and prospects could be adversely affected.

The forecasts of market growth included in this document may prove to be inaccurate, and even if the markets in which we compete achieve the forecasted growth, we cannot assure you our business will grow at similar rates, if at all.
Growth forecasts are subject to significant uncertainty and are based on assumptions and estimates which may not prove to be accurate. Forecasts relating to the expected growth in the enterprise collaboration software market and other markets may prove to be inaccurate. Even if these markets experience the forecasted growth, we may not grow our business at similar rates, or at all. Our growth is subject to many factors, including our success in implementing our business strategy, which is subject to many risks and uncertainties.
There are limitations on the effectiveness of controls and the failure of our control systems may materially and adversely impact us.
We do not expect that disclosure controls or internal controls over financial reporting will prevent all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, have been detected. Failure of our control systems to prevent error or fraud could materially and adversely impact us.
The intended operational and tax benefits of our corporate structure and intercompany arrangements depend on the application of the tax laws of various jurisdictions and how we operate our business, and may be challenged by tax authorities.
Our corporate structure and intercompany agreements with our foreign subsidiaries are intended to optimize our operating structure and our worldwide effective tax rate, including the manner in which we develop and use our intellectual property, manage our cash flow, and the pricing of our intercompany transactions. Based on our current corporate structure, we may be subject to taxation in several jurisdictions around the world with increasingly complex tax laws, the application of which can be uncertain. For instance, we have a wholly-owned subsidiary in the United Kingdom which provides tax benefits to us. Depending on the terms reached regarding any exit from the EU, it is possible that there could be changes in the tax laws in the United Kingdom impacting the tax benefits we receive from our corporate structure, which could harm our operating results. Our foreign subsidiaries operate under cost plus transfer pricing agreements with us. These agreements provide for sales, support and development activities for our benefit. The taxing authorities of the jurisdictions in which we operate may challenge our methodologies for valuing technology or our transfer pricing arrangements, or determine that the manner in which we operate our business does not achieve the intended tax objectives, which could increase our international tax exposure and harm our operating results. For example, from May 2012 through June 30, 2013, we were under a United States federal tax examination for the tax years ending December 31, 2010 and 2011. Such examinations ended on June 13, 2013 and did not have a material financial impact. Further, from August 2014 through December 2014, we were under examination in Israel for the years ending December 31, 2010, 2011 and 2012. The examination officially concluded as of December 26, 2014 and did not have a material financial impact.
Our business could be negatively affected as a result of actions of activist shareholders.
If a proxy contest with respect to election of our directors is initiated in the future by any activist stockholder, or if other activist stockholder activities occur, our business could be adversely affected because:

•	responding to a proxy contest and other actions by activist stockholders can be costly and time-consuming, disrupting our operations and diverting the attention of management and our employees;

•
perceived uncertainties as to our future direction caused by activist activities may result in the loss of potential business opportunities, and may make it more difficult to attract and retain qualified personnel and business partners; and

•	if individuals are elected to our board of directors with a specific agenda, it may adversely affect our ability to effectively and timely implement our strategic plans.
The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members.

As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the listing requirements of the NASDAQ Stock Market on which our common stock trades and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources, particularly now that we are no longer an “emerging growth company” as defined in the recently enacted Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and operating results and maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could harm our business and operating results. Although we have already hired additional employees to comply with these requirements, we may need to hire more employees in the future, which will increase our costs and expenses.
Because we are no longer an “emerging growth company” as defined in the JOBS Act, we are subject to the independent auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, enhanced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. While we were able to determine in our management’s report for fiscal 2015 that our internal control over financial reporting was effective, as well as provide an unqualified attestation report from our independent registered public accounting firm to that effect, we have and will continue to consume management resources and incur significant expenses for Section 404 compliance on an ongoing basis. In the event that our chief executive officer, chief financial officer, or independent registered public accounting firm determines in the future that our internal control over financial reporting is not effective as defined under Section 404, we could be subject to one or more investigations or enforcement actions by state or federal regulatory agencies, stockholder lawsuits or other adverse actions requiring us to incur defense costs, pay fines, settlements or judgments and causing investor perceptions to be adversely affected and potentially resulting in a decline in the market price of our stock.
In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies, regulatory authorities may initiate legal proceedings against us and our business may be harmed.
We also expect that the combination of being a public company and the existence of these new rules and regulations will make it more difficult for us to attract and retain qualified executive officers as well as qualified members of our board of directors, particularly to serve on our Audit Committee and Compensation Committee.
We may acquire or invest in other companies or technologies in the future, which could divert management’s attention, result in additional dilution to our stockholders, increase expenses, disrupt our operations and harm our operating results.
We have in the past, and may in the future, acquire or invest in other businesses, products or technologies that we believe could complement or expand our platform, enhance our technical capabilities or otherwise offer growth opportunities. We cannot assure you that we will realize the anticipated benefits of our past acquisitions or any future acquisition. The pursuit of potential acquisitions may divert the attention of management and cause us to incur various expenses related to identifying, investigating and pursuing suitable acquisitions, whether or not they are consummated.
There are inherent risks in integrating and managing acquisitions. If we acquire additional businesses, we may not be able to assimilate or integrate the acquired personnel, operations and technologies successfully or effectively manage the combined business following the acquisition. We also may not achieve the anticipated benefits from the acquired business due to a number of factors, including:

•	unanticipated costs or liabilities associated with the acquisition;

•	incurrence of acquisition-related costs, which would be recognized as a current period expense;

•	inability to generate sufficient revenues to offset acquisition or investment costs;

•	the inability to maintain relationships with customers and partners of the acquired business;

•	the difficulty of incorporating acquired technology and rights into our platform and of maintaining quality standards consistent with our brand;

•	difficulty in incorporating new people;

•	delays in customer purchases due to uncertainty related to any acquisition;

•	the need to implement additional controls, procedures and policies;

•	in the case of foreign acquisitions, the challenges associated with currency and regulatory risks;

•	challenges caused by distance, language and cultural differences;

•	harm to our existing business relationships with business partners and customers as a result of the acquisition;

•	the potential loss of key employees;

•	use of resources that are needed in other parts of our business;

•	the inability to recognize acquired revenues in accordance with our revenue recognition policies, and the loss of acquired deferred revenue; and

•	use of substantial portions of our available cash or the incurrence of debt to consummate the acquisition.
In addition, a significant portion of the purchase price of companies we acquire may be allocated to goodwill and other intangible assets, which must be assessed for impairment at least annually. Also, contingent considerations related to acquisitions will be remeasured to fair value at each reporting period, with any changes in the value recorded as income or expense. In the future, if our acquisitions do not yield expected returns, we may be required to take charges to our operating results based on the impairment assessment process, which could harm our results of operations.
Acquisitions could also result in dilutive issuances of equity securities or the incurrence of debt, which could adversely affect our operating results. In addition, if an acquired business fails to meet our expectations, our operating results, business and financial condition may suffer.
If we are unable to maintain effective internal control over financial reporting in the future, investors may lose confidence in our company and, as a result, the value of our common stock may be adversely affected.
We are subject to Section 404 of the Sarbanes-Oxley Act, which requires us to maintain internal controls over financial reporting and to report any material weaknesses in such internal controls. We have consumed and will continue to consume management resources and incur expenses for this compliance on an ongoing basis. Additionally, if we identify one or more material weaknesses in our internal control over financial reporting, we may be unable to assert that our internal controls are effective. If we are unable to assert that our internal control over financial reporting is effective, or if our auditors are unable to attest to the effectiveness of our internal controls, we could lose investor confidence in the accuracy and completeness of our financial reports, which would have a material adverse effect on the price of our common stock.

THE OFFER

1. Eligibility.
An “eligible employee” refers to an employee of Jive or any of its subsidiaries as of the start of the offer who remains an employee of Jive or any of its subsidiaries through the expiration of the offer and the RSU grant date. However, our named executive officers and the members of our board of directors are not eligible employees and therefore cannot participate in the offer. Our directors and named executive officers are listed on Schedule A to this Offer to Exchange.
If you do not satisfy all of the requirements of an eligible employee, including remaining employed by Jive or its subsidiaries, from the start of the offer through the RSU grant date, you will keep your current eligible options and they will vest and expire in accordance with their existing terms. If we do not extend the offer, the RSU grant date will be September 2, 2016. Except as provided by applicable law and/or any employment agreement or other service agreement between you and Jive or its subsidiaries, your employment or other service with Jive or its subsidiaries will remain “at-will” and can be terminated by you or Jive or its subsidiaries at any time, with or without cause or notice. In order to vest in your RSUs and receive the shares subject to the RSU, you must remain a service provider to Jive or its subsidiaries through each relevant vesting date.

2. Number of RSUs; expiration date.
Subject to the terms and conditions of this offer, we will accept for exchange options granted with a per share exercise price greater than $6.58, whether vested or unvested, that were granted under the 2011 Plan or 2007 Plan, are held by eligible employees, are outstanding and unexercised as of the expiration date of the offer, are properly elected to be exchanged, and are not validly withdrawn before the expiration date of the offer. In order to be eligible, options must be outstanding on the expiration date of the offer. For example, if a particular option grant expires during the offering period, that option grant is not eligible for exchange.
Participation in this offer is completely voluntary. You may decide which of your eligible option grants you wish to exchange. If you hold more than one eligible option grant, however, you may choose to exchange one or more of such eligible option grants without having to exchange all of your eligible option grants. If you elect to participate in this offer, you must exchange all of the shares subject to any particular eligible option grant that you choose to exchange. Except for option grants that are subject to a domestic relations order (or comparable legal document as the result of the end of a marriage), we are not accepting partial tenders of eligible option grants. If you elect to participate in this offer with respect to any partially exercised eligible option grant, you must exchange the entire remaining unexercised and outstanding portion of such option grant.
For example, if you hold (1) an eligible option grant to purchase 1,000 shares, 700 of which you have already exercised, (2) an eligible option grant to purchase 1,000 shares, and (3) an eligible option grant to purchase 3,000 shares, you may choose to exchange all three eligible option grants, or any two of the three eligible option grants, or any one of the three eligible option grants, or none at all.
However, if you have an eligible option grant that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an eligible employee beneficially owns a portion of that eligible option grant, you may accept this offer only with respect to the portion of the eligible option grant beneficially owned by you. For example, you may not elect to exchange a partial amount under any eligible option grant (such as an election to exchange only 150 shares of the remaining 300 shares under the first eligible option grant). Any portion beneficially owned by a person who is not an eligible employee may not be exchanged in this offer (even if legal title to that portion of the award is held by you and you are an eligible employee).
For example, if you are an eligible employee and you hold an eligible option grant covering 3,000 shares that is subject to a domestic relations order, 1,000 of which are beneficially owned by your former spouse, and you have exercised 600 of the remaining 2,000 shares not beneficially owned by your former spouse, then you may elect to exchange the 1,400 shares that remain outstanding subject to the eligible option grant that are not beneficially owned by your former spouse, or you may elect not to participate in the offer at all with respect to this eligible option grant. These are your only choices with respect to this eligible option grant. (See Section 2, “Number of RSUs; expiration date,” below.)
All eligible employees who properly tender eligible options pursuant to this offer will receive RSUs. RSUs are promises by Jive to issue shares of our common stock in the future provided that the vesting criteria are satisfied. You do not have to make any cash payment to Jive to receive your RSUs or the common stock upon vesting of your RSUs. However, to the extent that we (or our subsidiary or other affiliate, as applicable) have a tax withholding obligation in connection with the vesting of the RSUs and issuance of shares thereunder or otherwise, the tax withholding obligations will be satisfied in the manner specified in the RSU award agreement (and applicable country-specific appendix).
Exchange Ratios
Subject to the terms of this offer and upon our acceptance of your properly tendered options, your exchanged options will be canceled and you will be granted RSUs. This offer is not a one-for-one exchange of your eligible options for RSUs. Eligible options canceled pursuant to the offer will be exchanged for a lesser number of RSUs on the basis of an exchange ratio applied to exchanged options on a grant-by-grant basis. If you participate in the offer, you will receive such lesser number of RSUs.
The following table shows the exchange ratios that will be applied to your exchanged options to determine the number of RSUs you would receive pursuant to the offer:

Per Share Exercise Price of Eligible Options	Exchange Ratio (the number of shares subject to the eligible option grant exchanged for one RSU)
$6.59 - $7.99	3.25 to 1
$8.00 - $11.99	4.50 to 1
$12.00 - $14.99	7.50 to 1
Greater than or equal to $15.00	12.50 to 1
The exchange ratios apply to each of your eligible option grants separately based on the per share exercise price of each such eligible option grant. This means that the various eligible option grants you hold may be subject to different exchange ratios. Your eligible options that are canceled pursuant to the offer will be exchanged for a lesser number of RSUs equal to: (a) the number of shares of our common stock underlying the grant of exchanged options, divided by (b) the exchange ratio, with any fractional shares  rounded down to the nearest whole RSU.
Please refer to the grant information available via the offer website that lists your eligible option grants, the grant date and per share exercise price of each of your eligible option grants, the number of shares vested for each of your eligible option grants scheduled to be vested as of September 2, 2016, the number of shares subject to your eligible option grants as of September 2, 2016 (assuming you have not exercised all or any portion of your eligible option grants during the offering period), the length of time remaining under each eligible option grant before they are scheduled to be fully vested, the exchange ratio applicable to each of your eligible option grants, the number of RSUs that would be issued in exchange for each eligible option grant, and the vesting schedule applicable to each award of RSUs.
If you are unable to access your grant information, you may contact:
Corporate Legal Department
Phone: (503) 972-9004
Email: corplegal@jivesoftware.com
Example 1
Assume that you hold an eligible option grant to purchase 1,000 shares with an exercise price of $9.00 per share. If you exchange this eligible option grant pursuant to the offer, then on the RSU grant date you will receive 222 RSUs. This is equal to the 1,000 shares divided by 4.50 (the exchange ratio for this eligible option grant), rounded down to the nearest whole RSU.
Example 2
Assume that you hold an eligible option grant to purchase 2,000 shares with an exercise price of $15.00 per share. If you exchange this eligible option grant pursuant to the offer, then on the RSU grant date you will receive 160 RSUs. This is equal to the 2,000 shares divided by 12.50 (the exchange ratio for this eligible option grant), rounded down to the nearest whole RSU.

For purposes of this offer, including the exchange ratios, the term “option” generally refers to an option to purchase one share of our common stock. For purposes of applying the exchange ratios, fractional RSUs will be rounded down to the nearest whole RSU.
All RSUs will be subject to the terms of the 2011 Plan and the applicable RSU award agreement (including any applicable country-specific appendix) between you and Jive. The form of RSU award agreement under the 2011 Plan is incorporated by reference as an exhibit to the Schedule TO with which this Offer to Exchange has been filed and is available on the SEC website at www.sec.gov.
The expiration date for this offer will be 9:00 p.m., Pacific Time, on September 2, 2016, unless we extend the offer. We may, in our discretion, extend the offer, in which event the expiration date will refer to the latest time and date at which the extended offer expires. See Section 15 of this Offer to Exchange for a description of our rights to extend, terminate and amend the offer.
3. Purposes of the offer.
The primary purpose of this offer is to improve the retention and incentive benefits of our equity awards. We believe that this offer will foster retention of valuable employees of Jive and its subsidiaries, provide meaningful incentive to them, and better align the interests of employees with the interests of our stockholders to maximize stockholder value. Previously, we submitted for stockholder approval a proposal to implement a one-time stock option exchange program, as described in our definitive proxy statement filed with the SEC on April 27, 2016. Our stockholders approved the program at our 2016 annual meeting of stockholders held on May 20, 2016.
We rely on a skilled and educated, technical, and managerial workforce. Competition for these types of employees is intense. Equity awards have been, and continue to be, a key part of our incentive compensation and retention program. We believe that to develop and market our products, we need to maintain competitive compensation and incentive programs. We issued the currently outstanding options to attract and retain the best available personnel and to provide incentive to employees.
As a result of our stock price decline in the last few years, a substantial number of our employees who hold outstanding stock options are holding options that are substantially “underwater” (meaning the exercise price per share of the options are higher than the current market price of our common stock). The weighted average exercise price per share of options held by our employees (other than named executive officers and directors) was $5.8343 compared to a $3.76 closing price on June 30, 2016, for our common stock.  Consequently, as of June 30, 2016, approximately 59.34% of the outstanding options held by employees (other than named executive officers and directors) were underwater.
These stock options have become less effective in retaining and motivating our employees, who may view their underwater options as having lesser value due to the difference between the per share exercise price and the current market price of a share of our common stock. At the same time, the labor market remains extremely competitive. The failure to address the underwater option issue in the near to medium term could make it more difficult for us to retain our key employees. If we cannot retain these individuals, our business, results of operations and future stock price could be adversely affected. We believe that it is essential to continue to retain and motivate our best employees, and that the inherent value of the new RSUs and extended vesting periods of the RSUs may be more effective in retaining and incentivizing employees than the existing underwater options.
Except as otherwise disclosed in this offer or in our SEC filings, we presently have no plans, proposals, or active negotiations that relate to or would result in:

•	Any extraordinary transaction, such as a merger, reorganization or liquidation, involving Jive;

•	Any purchase, sale or transfer of a material amount of our assets;

•	Any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•
Any change in our present board of directors or management, including, but not limited to, any plans or proposals to change the number or term of directors or to fill any existing board vacancies or to change any executive officer’s material terms of employment;

•	Any other material change in our corporate structure or business;

•	Our common stock being delisted from the NASDAQ Stock Market or not being authorized for quotation in an automated quotation system operated by a national securities association;

•	Our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•	The suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	The acquisition by any person of an additional amount of our securities or the disposition of an amount of any of our securities; or

•	Any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.
From time to time, we evaluate acquisition and disposition opportunities. These transactions might be completed in the ordinary course of business consistent with past practice during the period that this offer is open, but there can be no assurance that an opportunity will be available to us or that we will choose to take advantage of an opportunity.
Neither we nor our board of directors makes any recommendation as to whether you should accept this offer, nor have we authorized any person to make any such recommendation. You should evaluate carefully all of the information in this offer and consult your investment and tax advisers. You must make your own decision about whether to participate in this offer.

4. Procedures for electing to exchange options.
Proper election to exchange options.
Participation in this offer is voluntary. If you are an eligible employee, at the start of the offer you will receive a launch email, dated August 5, 2016, announcing this offer. If you want to participate in the offer, you must complete the election process outlined below by the expiration date, currently expected to be 9:00 p.m., Pacific Time, on September 2, 2016.
All eligible employees can access the offer website https://jive.equitybenefits.com and view information with respect to the offer, the offer documents, and their eligible options. However, eligible employees residing in Germany may only submit elections via facsimile and not via the offer website.
Elections via the Offer Website (Other than Eligible Employees Residing in Germany)
1.Access Jive's offer website by going to https://jive.equitybenefits.com and enter your Jive email address and password. If this is the first time you are logging into the offer website, you should use the password as specified in the launch email dated August 5, 2016, announcing the offer.
2.After logging into the offer website, review the information and proceed through to the Election page. You will be provided with personalized information regarding the eligible option grants you hold, including the grant date and per share exercise price of each of your eligible options grants, the number of shares subject to each of your eligible option grants as of September 2, 2016 (assuming you have not exercised all or any portion of your eligible option grants during the offering period), the number of shares subject to each of your eligible option grants that are scheduled to be vested as of September 2, 2016, the length of time remaining under each eligible option grant before they are scheduled to be fully vested, the exchange ratio applicable to each of your eligible option grants, the number of RSUs that would be issued in exchange for each eligible option grant, and the vesting schedule applicable to each award of RSUs. While eligible employees residing in Germany may only submit elections via facsimile, they can access their eligible option schedule via the offer website.
3.On the Election page, select the appropriate box next to each of your eligible option grants to indicate which eligible option grants you choose to exchange in the offer.
4.Proceed through the offer website by following the instructions provided. Review your election form and confirm that you are satisfied with your election form. After reviewing and agreeing to the Terms of Election, submit your election form.
5.Upon submitting your election form, a Confirmation Statement will be generated by the offer website. Please print and keep a copy of the Confirmation Statement for your records. At this point, you will have completed the election process.
Elections via Facsimile (Must Be Used by Eligible Employees Residing in Germany)
Eligible employees residing in Germany may only submit elections via facsimile. With respect to all other eligible employees, we prefer that you submit your election form electronically via the offer website. However, if you choose not to use the offer website process, you may submit your election form as follows:

1.	Print the election form attached to the launch email, dated August 5, 2016, announcing the offer.

2.
Submit your election form via facsimile at 1-503-296-5865, no later than the expiration date, which currently is expected to be 9:00 p.m., Pacific Time, on September 2, 2016, unless we extend the offer.

If you wish to obtain a paper election form, please email corplegal@jivesoftware.com or call 1-503-972-9004. If you wish to participate in the offer, then we must receive your properly completed and submitted election form by the expiration date, currently expected to be 9:00 p.m., Pacific Time, on September 2, 2016, unless we extend the offer.
If you participate in this offer, you can decide which of your eligible option grants you wish to exchange. Personalized information regarding your outstanding eligible option grants will be provided via the offer website that lists your eligible option grants, the grant date and per share exercise price of your eligible option grants, the number of shares subject to each of your eligible option grants scheduled to be vested as of September 2, 2016, the number of shares subject to your eligible option grants as of September 2, 2016 (assuming you have not exercised all or any portion of your eligible option grants during the offering period), the length of time remaining under each eligible option grant before they are scheduled to be fully vested, the exchange ratio applicable to each of your eligible option grants, the number of RSUs that would be issued in exchange for each eligible option grant, and the vesting schedule applicable to each award of RSUs. We will mail this information to eligible employees who do not have company email addresses. If you need an election form or other offer documents or are unable to access your grant information, you may contact:
Corporate Legal Department
Phone: (503) 972-9004
Email: corplegal@jivesoftware.com

Your election to participate becomes irrevocable after 9:00 p.m., Pacific Time, on September 2, 2016, unless the offer is extended past that time, in which case your election will become irrevocable after the new expiration date. Due to certain requirements under U.S. securities laws, an exception to this rule is that if we have not accepted your properly tendered options by 9:00 p.m., Pacific Time, on September 30, 2016 (which is the 40th U.S. business day following the commencement of the offer), you may withdraw your options at any time thereafter but prior to our acceptance.
You may change your mind after you have submitted an election form and withdraw from the offer at any time before the expiration date, as described in Section 5. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election form we receive before the expiration date. You also may change your mind about which of your eligible option grants you wish to have exchanged. If you wish to include more or fewer eligible option grants in your election, you must complete and submit a new election form before the expiration date by following the procedures described in Section 5. This new election form must be properly completed, signed (electronically or otherwise) and dated after any prior election forms you have submitted and must list all eligible option grants you wish to exchange. Any prior election form will be disregarded. If you wish to withdraw some or all of the eligible option grants you elected for exchange, you may do so at any time before the expiration date by following the procedures described in Section 5.
Your delivery of all documents, including election forms, is at your risk. Only responses that are properly completed and actually received by us by the deadline via the offer website (for eligible employees other than those residing in Germany) or facsimile will be accepted. Due to applicable requirements under local law, eligible employees residing in Germany may only submit election forms via facsimile. Election forms submitted by any other means, including email, hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. If you submit your election form via the offer website, you should print and keep a copy of the Confirmation Statement generated by the offer website at the time that you complete and submit your election form. The printed Confirmation Statement will provide evidence that you submitted your election form. If you submit your election form via facsimile, we intend to confirm the receipt of your election by email within two U.S. business days after receiving your election form. If you do not receive a confirmation, it is your responsibility to confirm that we have received your election form. Note that if you submit any election form via facsimile within the last two U.S. business days prior to the expiration of the offer, time constraints may prevent Jive from providing confirmation by email prior to the expiration of the offer.
This is a one-time offer, and we will strictly enforce the offering period. We reserve the right to reject any option tendered for exchange that we determine is not in the appropriate form or that we determine is unlawful to accept. Subject to the terms and conditions of this offer, we will accept all properly tendered options promptly after the expiration of this offer.
Our receipt of your election form is not by itself an acceptance of your options for exchange. For purposes of this offer, we will be deemed to have accepted options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance of options for exchange. We may issue this notice of acceptance by press release, email or other form of communication. Options accepted for exchange will be canceled on the cancellation date, which we presently expect will be September 2, 2016.

Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects.
We will determine, in our discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any options. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any election or any option elected to be exchanged that we determine is not in the appropriate form or that we determine is unlawful to accept. We will accept all properly tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options. No tender of options will be deemed to have been made properly until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person are obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice. This is a one-time offer. We will strictly enforce the offering period, subject only to an extension that we may grant in our discretion.
Our acceptance constitutes an agreement.
Your election to exchange options through the procedures described above constitutes your acceptance of the terms and conditions of this offer. Our acceptance of your options for exchange will constitute a binding agreement between Jive and you upon the terms and subject to the conditions of this offer.

5. Withdrawal rights and change of election.
You may change an election you previously made with respect to some or all of your eligible option grants, including an election to withdraw all of your eligible option grants from this offer, only in accordance with the provisions of this section. You may change an election you previously made with respect to some or all of your eligible option grants at any time before the expiration date, which is expected to be 9:00 p.m., Pacific Time, on September 2, 2016. If we extend the offer, you may withdraw your eligible option grants at any time until the extended expiration date. In addition, although we intend to accept all validly tendered options promptly after the expiration of this offer, due to certain requirements under U.S. securities laws, if we have not accepted your options by 9:00 p.m., Pacific Time, on September 30, 2016 (which is the 40th U.S. business day following the commencement of the offer), you may withdraw your options at any time thereafter but prior to our acceptance.
To change an election you previously made with respect to some or all of your eligible option grants, including an election to withdraw all of your eligible option grants from this offer, you must deliver a valid new election form indicating only the eligible option grants you wish to exchange in the offer or a valid new election form indicating that you reject the offer with respect to all of your eligible options, by completing the election process outlined below by the expiration date, currently expected to be 9:00 p.m., Pacific Time, on September 2, 2016.
All eligible employees can access the offer website https://jive.equitybenefits.com and view information with respect to the offer, the offer documents, and their eligible options. However, eligible employees residing in Germany may only submit valid new election forms via facsimile and not via the offer website.

Election Changes and Withdrawals via the Offer Website (Other than Eligible Employees Residing in Germany)
1.Access Jive's offer website by going to https://jive.equitybenefits.com and enter your Jive email address and password. If this is the first time you are logging into the offer website, you should use the password as specified in the launch email, dated August 5, 2016, announcing the offer.
2.After logging into the offer website, review the information and proceed through to the Election page. You will be provided with personalized information regarding the eligible option grants you hold, including the grant date and per share exercise price of each of your eligible options grants, the number of shares subject to each of your eligible option grants as of September 2, 2016 (assuming you have not exercised all or any portion of your eligible option grants during the offering period), the number of shares subject to each of your eligible option grants that are scheduled to be vested as of September 2, 2016, the length of time remaining under each eligible option before it vests, the exchange ratio applicable to each eligible option, the number of RSUs that would be issued in exchange for each eligible option, and the vesting schedule applicable to each award of RSUs.
3.On the Election page, select the appropriate box next to your previously-selected eligible option grants to indicate those eligible option grants that you do not want to exchange in the offer.
4.Proceed through the offer website by following the instructions provided. Review your election form and confirm that you are satisfied with your election form. After reviewing and agreeing to the Terms of Election, submit your election form.
5.Upon submitting your election, a Confirmation Statement will be generated by the offer website. Please print and keep a copy of the Confirmation Statement for your records. At this point, you will have completed the process for changing your previous election or withdrawing from participation in the offer.
Election Changes and Withdrawals via Facsimile (Must Be Used by Eligible Employees Residing in Germany)
Eligible employees residing in Germany may only submit election changes and withdrawals via facsimile. With respect to all other eligible participants, we prefer that you submit your election changes and withdrawals electronically via the offer website. However, if you choose not to use the offer website process, you may submit your election form as follows:

1.	Print the election form attached to the launch email, dated August 5, 2016, announcing this offer.

2.
Submit your election form via facsimile at 1-503-296-5865, no later than the expiration date, which currently is expected to be 9:00 p.m., Pacific Time, on September 2, 2016, unless we extend the offer.

If you wish to obtain a paper election form, please email corplegal@jivesoftware.com or call (503) 972-9004. If you wish to participate in the offer, then we must receive your properly completed and submitted election form by the expiration date, currently expected to be 9:00 p.m., Pacific Time, on September 2, 2016.
Your delivery of all documents, including election forms, is at your own risk. Only election forms that are complete and actually received by the deadline via the offer website (for eligible employees other than those residing in Germany) or facsimile will be accepted. If you do not receive a confirmation, it is your responsibility to confirm that we have received your election form. Election forms submitted by any other means, including email, hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. If you submit your election form via the offer website, you should print and keep a copy of the Confirmation Statement generated by the offer website at the time that you complete and submit your election form. The printed Confirmation Statement will provide evidence that you submitted your election form. If you submit your election form via facsimile, we intend to confirm the receipt of your election form by email within two U.S. business days after receiving your election form. Note that if you submit any election form by facsimile within the last two U.S. business days prior to the expiration of the offer, time constraints may prevent Jive from providing confirmation by email prior to the expiration of the offer. (See Section 5, “Withdrawal rights and change of election,” below.)
General Information:
If you withdraw some or all of your eligible option grants, you may elect to exchange the withdrawn options again at any time on or before the expiration date. All options that you withdraw will be deemed not properly tendered for purposes of the offer, unless you subsequently properly elect to exchange such eligible option grants by the expiration date. To reelect to exchange some or all of your eligible option grants, you must submit a new election form to Jive by the expiration date by following the procedures described in Section 4 of this Offer to Exchange. This new election form must be properly completed, signed (electronically or otherwise) and dated after your previously-submitted election form and must list all eligible option grants you wish to exchange. Upon our receipt of your properly completed, signed (electronically or otherwise) and dated election form, any prior election form will be disregarded in its entirety.
You may change your mind as many times as you wish, but you will be bound by the last properly submitted election form we receive before the expiration date. You may change your mind about which of your eligible option grants you wish to have exchanged in the offer. If you wish to include more or less eligible option grants in your election, you must complete and submit a new election form before the expiration date by following the procedures described in Section 4 of this Offer to Exchange. Upon our receipt of your properly completed, signed (electronically or otherwise) and dated election form, any prior election will be disregarded.
Neither we nor any other person are obligated to give you notice of any defects or irregularities in any election, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of elections. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.
Your delivery of all documents, including election forms, is at your risk. Only election forms that are properly completed and actually received by us by the deadline via the offer website (for eligible employees other than those residing in Germany) or facsimile will be accepted. Due to applicable requirements under local law, eligible employees residing in Germany may only submit election forms via facsimile. Election forms submitted by any other means, including email, hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. If you submit your election form via the offer website, you should print and keep a copy of the Confirmation Statement generated by the offer website at the time that you complete and submit your election form. The printed Confirmation Statement will provide evidence that you submitted your election form. If you submit your election form via facsimile, we intend to confirm the receipt of your election form by email within two U.S. business days after receiving your election form. If you do not receive a confirmation, it is your responsibility to confirm that we have received your election form. Note that if you submit any election form via facsimile within the last two U.S. business days prior to the expiration of the offer, time constraints may prevent Jive from providing confirmation by email prior to the expiration of the offer.

6. Acceptance of options for exchange and issuance of RSUs.
Upon the terms and conditions of this offer and promptly following the expiration date, we will accept for exchange and cancel all eligible options properly elected for exchange and not validly withdrawn before the expiration date. Once the options are canceled, you no longer will have any rights with respect to those options. Subject to the terms and conditions of this offer, if your options are properly tendered by you for exchange and accepted by us, these options will be canceled as of the cancellation date, which we anticipate to be September 2, 2016.
For purposes of the offer, we will be deemed to have accepted eligible options for exchange that are validly tendered and are not properly withdrawn as of the expiration of the offer and the cancellation date. Promptly following the expiration date and cancellation date, we will give oral or written notice to the option holders generally of our acceptance for exchange of the eligible options. This notice may be made by press release, email or other method of communication. Subject to our rights to terminate the offer, discussed in Section 15 of this Offer to Exchange, we currently expect that we will accept promptly after the expiration of this offer all properly tendered eligible options that are not validly withdrawn.
We will grant the RSUs on the RSU grant date, which will be as soon as practicable following the expiration of the offer. We expect the RSU grant date to be September 2, 2016. All RSUs will be granted under the 2011 Plan and will be subject to an RSU award agreement (including any applicable country-specific appendix) between you and Jive. The number of RSUs you will receive will be determined in accordance with the per share exercise price of your exchanged options as described in Section 2 of this Offer to Exchange. Promptly after the expiration date, we will send you your RSU award agreement (including any applicable country-specific appendix). You will receive the shares subject to the RSUs if and when your RSUs vest, in accordance with the vesting schedule described in Section 9 of this Offer to Exchange. Options that we do not accept for exchange will remain outstanding until they expire by their terms and will retain their current exercise price, the vesting schedule, and other terms.

7. Conditions of the offer.
Notwithstanding any other provision of this offer, we will not be required to accept any options tendered for exchange, and we may terminate the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date this offer begins, and before the expiration date, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:

•
There will have been threatened in writing or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner, to the offer;

•
Any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction will have been proposed, enacted, enforced or deemed applicable to the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us (see Section 3 of this Offer to Exchange, “Purposes of the offer,” for a description of the contemplated benefits of the offer to us);

•	Any of the following:

-	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over-the-counter market in the United States,

-	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,

-
any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States,

-
in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally, including, a decline of at least 10% in either the Dow Jones Industrial Average or the Standard & Poor’s 500 Index from the date of commencement of this offer,

-
the commencement, continuation, or escalation of a war or other national or international calamity directly or indirectly involving the United States, which reasonably could be expected to affect materially or adversely, or to delay materially, the completion of the offer, or

-	if any of the situations described above existed at the time of commencement of the offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the offer;

•
A tender or exchange offer, other than this offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, will have been proposed, announced or made by another person or entity or will have been disclosed publicly or we will have learned that:

-
any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the offer,

-	any such person, entity or group which had publicly disclosed such ownership prior to such date will acquire additional common stock constituting more than 1% of our outstanding shares, or

-
any new group will have been formed that beneficially owns more than 5% of our outstanding common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the offer or with such acceptance for exchange of eligible options;

•
There will have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer, other than as contemplated as of the commencement date of this offer (as described in Section 12 of this Offer to Exchange);

•	Any event or events occur that have resulted or is reasonably likely to result, in our reasonable judgment, in a material adverse change in our business or financial condition;

•
Any event or events occur that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (see Section 3 of this Offer to Exchange, “Purposes of the offer,” for a description of the contemplated benefits of the offer to us); or

•
Any rules or regulations by any governmental authority, the NASDAQ Stock Market, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced, or deemed applicable to Jive that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (See Section 3 of this Offer to Exchange, “Purposes of the offer,” for a description of the contemplated benefits of the offer to us).

If any of the above events occur, we may:

•	terminate the offer and promptly return all tendered eligible options to tendering holders;

•	complete and/or extend the offer and, subject to your withdrawal rights, retain all tendered eligible options until the extended offer expires;

•	amend the terms of the offer; or

•	waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the offer is open, complete the offer.
The conditions to this offer are for our benefit. In our discretion, we may assert them before the expiration date regardless of the circumstances giving rise to them. We may waive any condition, in whole or in part, at any time and from time to time before the expiration date, in our discretion, whether or not we waive any other condition to the offer. Any such waiver will apply to all eligible employees in a uniform and non-discretionary manner. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights, but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights. Any determination we make concerning the events described in this Section 7 will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.

8. Price range of shares underlying the options.
The Jive common stock that underlies your options is traded on the NASDAQ Stock Market under the symbol “JIVE.” The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by the NASDAQ Stock Market.

	High	Low
Fiscal Year Ending December 31, 2016
Third Quarter (through August 4, 2016)	$4.00	$3.50
Second Quarter	$4.20	$3.51
First Quarter	$4.05	$2.84
Fiscal Year Ended December 31, 2015
Fourth Quarter	$5.21	$3.97
Third Quarter	$5.49	$3.51
Second Quarter	$5.99	$5.05
First Quarter	$6.33	$4.88
On August 4, 2016, the last reported sale price of our common stock, as reported by the NASDAQ Stock Market, was $3.95 per share.
You should evaluate current market quotes for our common stock, among other factors, before deciding whether or not to accept this offer.

9. Source and amount of consideration; terms of RSUs.
Consideration.
We will issue RSUs in exchange for eligible options properly elected to be exchanged by you and accepted by us for such exchange. RSUs are equity awards under which Jive promises to issue common stock in the future, provided that the vesting criteria are satisfied.
Subject to the terms and conditions of this offer, upon our acceptance of your properly tendered options, you will be entitled to receive RSUs based on the exercise price of your exchanged options as described in Section 2 of this Offer to Exchange. You do not have to make any cash payment to Jive to receive your RSUs or the common stock upon vesting. Fractional RSUs will be rounded down to the nearest whole RSU.
If we receive and accept tenders from eligible employees of all options eligible to be tendered (a total of options to purchase 741,372 shares) subject to the terms and conditions of this offer, we will grant RSUs covering a total of approximately 150,033 shares of our common stock, or less than 1% of the total shares of our common stock outstanding as of June 30, 2016.
General terms of RSUs.
RSUs will be granted under the 2011 Plan and subject to an RSU award agreement, including any applicable country-specific appendix, between you and Jive. RSUs are a different type of equity award than options. Therefore, the terms and conditions of the RSUs will vary from the terms and conditions of the options that you tender for exchange. Your RSUs will have a new vesting schedule and will vest in eight installments, beginning on the vesting commencement date, with an additional one-eighth vesting every three months thereafter until fully vested, subject to your continued service with the Company through each applicable vesting date. Until your RSUs vest and you are issued shares in payment for the vested RSUs, you will not have any of the rights or privileges of a stockholder of Jive. Once you have been issued the shares of Jive common stock, you will have all of the rights and privileges of a stockholder with respect to those shares, including the right to vote and to receive dividends, if any.
The following description summarizes the material terms of the Stock Plans. Our statements in this Offer to Exchange concerning the Stock Plans and the RSUs are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, the Stock Plans and the form of RSU award agreement under the 2011 Plan, which is available on the SEC website at www.sec.gov. The form of RSU award agreement under the 2011 Plan is incorporated by reference as an exhibit to the Schedule TO with which this Offer to Exchange has been filed. In addition, a copy of the 2011 Plan and the form of RSU award agreement are available on the SEC website at www.sec.gov. To receive a copy of the 2011 Plan and/or the form of RSU award agreement please contact:
Corporate Legal Department
Phone: (503) 972-9004
Email: corplegal@jivesoftware.com
We will promptly furnish to you copies of these documents upon request at our expense.

Equity Incentive Plans.
The 2011 Plan permits the granting of options, restricted stock, restricted stock units, performance units, performance shares, and stock appreciation rights. As of June 30, 2016, the number of shares of common stock subject to options, restricted stock units and all awards (including options and restricted stock units) currently outstanding under the 2011 Plan was approximately 4,896,683, 5,724,206 and 10,620,889 shares, respectively. As of June 30, 2016, the maximum number of shares available for future issuance under the 2011 Plan was 3,405,781 shares.  The 2011 Plan is administered by the compensation committee of our board of directors, which we refer to as the administrator.  Subject to the other provisions of the 2011 Plan, the administrator has the power to determine the terms, conditions and restrictions of the awards granted, including the number of shares covering such award and the vesting criteria.
Our 2007 Plan permitted the grant of options, stock bonuses, and restricted stock.  As of June 30, 2016, the number of shares of common stock subject to options outstanding under the 2007 Plan is 3,027,849 shares. The 2007 Plan no longer is in effect.  As a result, no awards will be granted under the 2007 Plan in the future. However, the 2007 Plan continues to govern the terms and conditions of outstanding awards previously granted under it.
Purchase price.
The administrator of the 2011 Plan generally has the authority to determine the terms and conditions of awards granted under the 2011 Plan. RSUs granted under the 2011 Plan do not have a purchase price. As a result, you do not have to make any cash payment to Jive to receive your RSUs or the common stock upon vesting. However, to the extent that we (or our subsidiary or other affiliate, as applicable) have a tax withholding obligation in connection with the vesting of the RSUs and issuance of shares thereunder or otherwise, the tax withholding obligations will be satisfied in the manner specified in the RSU award agreement (and any applicable country-specific appendix).
Vesting.
The vesting applicable to awards granted under the 2011 Plan generally is determined by the administrator in accordance with the terms of the 2011 Plan. The RSUs granted under this offer will be subject to a set vesting schedule. Each of your RSU awards will vest according to the following schedule:

•	None of the RSUs will be vested on the RSU grant date (even if the corresponding eligible option was fully or partially vested).

•
The RSUs granted in exchange for eligible options will vest in eight installments, beginning on the vesting commencement date, with an additional one-eight vesting every three months thereafter until fully vested.

•
If your service with us or our subsidiaries terminates for any reason before a portion or all of your RSU grant vests, the unvested portion of your RSU grant will expire unvested and you will not be entitled to any shares of common stock from that portion of your RSU grant.

•
We will make minor modifications to the vesting schedule of any RSUs to eliminate fractional vesting (such that a whole number of shares subject to the new award will vest on each vesting date). As a result, subject to your continued service with Jive or its subsidiaries through each relevant vesting date, (i) the number of shares that vest on each RSU vesting date will be rounded up to the nearest whole number of shares as of the first vesting date on which a fractional share otherwise will vest and (ii) subsequent fractional shares will be rounded down to the nearest whole share until the sum of the accumulated fractional shares exceeds a whole share by a fractional share again.

•	After the RSUs vest, further continued service with us or our subsidiaries is not required to retain the common stock issued under the RSUs.
Example
Assume that an eligible employee elects to exchange an eligible option covering 2,000 shares with a per share exercise price of $15.00 and all of the shares subject to the eligible option grant are vested. Assume that on September 2, 2016 (the expected expiration date of the offer and expected cancellation date of the eligible option grant), the eligible employee surrenders the eligible option grant. In accordance with the exchange ratios described above, the eligible employee receives 160 RSUs. None of the RSUs will be vested on the RSU grant date. The RSUs will vest in installments, as follows, subject to the eligible employee’s continued service with us or our subsidiaries through each applicable vesting date, 20 RSUs will vest on the 16th day of November, February, May, and August beginning on November 16, 2016 and ending on August 16, 2018, subject to the eligible employee continuing to be a service provider with us or one of our subsidiaries. RSUs that do not vest will be forfeited to Jive at no cost to us.
Form of payout.
Restricted stock units granted under this offer and subsequently earned by a recipient will be paid out in an equivalent number of shares of our common stock. Jive will satisfy all tax and social insurance contributions withholding and payment of fringe benefit or other tax obligations with respect to RSUs in the manner specified in your RSU award agreement (and any applicable country-specific appendix).
Adjustments upon certain events.
Events Occurring Before the RSU Grant Date. Although we are not anticipating a merger or acquisition, if we merge or consolidate with or are acquired by another entity, prior to the expiration of the offer, you may choose to withdraw any options that you tendered for exchange and your options will be treated in accordance with the applicable plan and award agreement under which they were granted. Further, if Jive is acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your options and your rights under them will remain intact and exercisable for the time period set forth in your award agreement and you will receive no RSUs in exchange for them. If Jive is acquired prior to the expiration of the offer but does not withdraw the offer, before the expiration of the offer we (or the successor entity) will notify you of any material changes to the terms of the offer or the RSUs, including any adjustments to the number of shares that will be subject to the RSUs. Under such circumstances, the type of security and the number of shares covered by your RSU would be adjusted based on the consideration per share given to holders of our common stock in connection with the acquisition. As a result of this adjustment, you may receive RSUs covering more or fewer shares of the acquirer’s common stock than the number of shares subject to the eligible options that you tendered for exchange or than the number you would have received pursuant to the RSUs if no acquisition had occurred.
A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer might be deprived of the benefit of the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those option holders who did not participate in this offer and retained their original options.
Finally, if another company acquires us, that company, as part of the transaction or otherwise, may decide to terminate some or all of the employees and other service providers of Jive or its subsidiaries before the completion of this offer. Termination of your employment or other service for this or any other reason before the RSU grant date means that the tender of your eligible options will not be accepted, you will keep your tendered options in accordance with their original terms, and you will not receive any RSUs or other benefit for your tendered options.
Events Occurring After the RSU Grant Date. In the event of any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, reincorporation, reclassification, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares or other securities of the Company, or other change in the corporate structure of the Company affecting the shares, the administrator of the 2011 Plan will adjust (i) the number and class of shares that may be delivered under the 2011 Plan, (ii) the number, class, and price of shares covered by each outstanding award granted under the 2011 Plan, and/or (iii) the numerical share limits under the 2011 Plan. In the event of any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, exchange of shares or other securities of the Company, or other change in the corporate structure of the Company affecting shares occurs, the administrator of the 2007 Plan will adjust the number, class and price of shares covered by each outstanding award under the 2007 Plan.
In the event of a merger or change in control (as defined in the applicable Stock Plan) of Jive, awards granted under the applicable Stock Plan will be treated in accordance with the terms and conditions set forth in such Stock Plan and award agreement under the Stock Plan to which the awards are subject. Generally, the administrator of the Stock Plan determines how the awards will be treated. However, if the successor corporation does not assume or substitute for the award, the award holder will fully vest in the award and with respect to options, have the right to exercise such options. Also, the administrator will notify the option holder that the option will be exercisable for a period of time that the administrator determines, and thereafter the option will terminate.
Transferability.
RSUs generally may not be transferred, other than by will or the laws of descent and distribution.
Registration and sale of shares underlying RSUs.
All of Jive’s shares of common stock issuable upon the vesting of the RSUs to be granted under the 2011 Plan have been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) on registration statements on Form S-8 filed with the SEC. Unless you are an employee or other service provider who is considered an affiliate of Jive for purposes of the Securities Act, you will be able to sell the shares issuable upon receipt of your RSUs free of any transfer restrictions under applicable U.S. securities laws.
Tax consequences.
You should refer to Section 14 of this Offer to Exchange for a discussion of the federal income tax consequences of the RSUs and exchanged options, as well as the consequences of accepting or rejecting this offer. If you are a taxpayer of the U.S., but also are subject to the tax laws of another non-U.S. jurisdiction, you should be aware that there might be other tax and social insurance consequences that may apply to you. If you are employed in France, Germany, Israel or the United Kingdom, see Schedules C through F of this Offer to Exchange for the tax, social insurance and other legal consequences that may apply to you. We strongly recommend that you consult with your advisers to discuss the consequences to you of this transaction.

10. Information concerning Jive.
Jive was incorporated in Delaware in February 2001, and our mission is to empower people and organizations to connect, communicate and collaborate in order to improve the way work gets done. We believe that our products drive top line revenue growth and cost savings by unleashing creativity, driving innovation and improving productivity through increased involvement and collaboration within the enterprise, and through engagement with customers and partners. We believe that, just as consumer applications have changed the way we live, business applications must evolve with technology to support the more modern ways we live and work today.
We provide products that we believe improve business results by enabling a more productive and effective workforce through enhanced communications and collaboration both inside and outside the enterprise. Organizations deploy our products to improve the level of engagement, the quality of interaction and the overall relationship they have with their employees, customers and partners. Our products are primarily offered on a subscription basis, deployable in a private or public cloud and can be used for internal or external communities. We generate revenues from product subscription license fees as well as from professional service fees for strategic consulting, configuration, implementation and training.
Our principal executive offices are located at 325 Lytton Avenue, Suite 200, Palo Alto, California and our telephone number is 650-319-1920. Questions regarding this offer should be directed to:
Corporate Legal Department
Phone: (503) 972-9004
Email: corplegal@jivesoftware.com
The financial information, including the financial statements and the notes thereto, included in our annual report on Form 10‑K for the fiscal year ended December 31, 2015 and in our quarterly reports on Form 10‑Q for the fiscal quarters ended March 31, 2016, and June 30, 2016, are incorporated herein by reference. Please see Section 17 of this Offer to Exchange titled, “Additional information,” for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

11. Interests of directors and named executive officers; transactions and arrangements concerning the options.
A list of our current directors and named executive officers as of July 31, 2016, is attached to this Offer to Exchange as Schedule A.  Our named executive officers and the members of our board of directors are not eligible to participate in this offer.  As of July 31, 2016, our named executive officers and directors (12 persons) as a group held options unexercised and outstanding under the Stock Plans to purchase a total of 4,632,624 of our shares, which represented approximately 58.87% of the shares subject to all options outstanding under the Stock Plans as of that date.
The following table below sets forth the beneficial ownership of each of our named executive officers and directors of options outstanding under the Stock Plans as of July 31, 2016.  The percentages in the table below are based on the total number of outstanding options (i.e., whether or not eligible for exchange) to purchase our common stock under the Stock Plans, which was 7,869,362 as of July 31, 2016.  Our named executive officers and the members of our board of directors are not eligible to participate in the offer.

Name	Position	Number of Shares Subject to Outstanding Options	Percentage of Total Outstanding Options
Elisa Steele	Chief Executive Officer and Director	880,000	11.18%
Jeff Lautenbach	President, Worldwide Field Operations	215,000	2.73%
Bryan LeBlanc	Executive Vice President, Chief Financial Officer	1,204,529	15.31%
Ofer Ben-David	Executive Vice President, Engineering	220,000	2.8%
David Puglia	Executive Vice President, Chief Marketing Officer	250,000	3.18%
Tony Zingale	Chairman of the Board	785,635	9.98%
Margaret Breya	Director	35,327	*
Steve Darcy	Director	109,890	1.4%
Phil Koen	Director	124,224	1.58%
Tom Reilly	Director	27,624	*
Chuck Robel	Director	160,000	2.03%
Gabrielle Toledano	Director	81,665	1.04%
__________________

*	Less than 1%.
Neither we, nor, to the best of our knowledge, any of our directors or named executive officers, nor any affiliates of ours, were engaged in transactions involving our common stock or options to purchase our common stock during the past 60 days.

12. Status of options acquired by us in the offer; accounting consequences of the offer.
Options that we acquire through the offer will be canceled and, to the extent they were granted under the 2011 Plan or 2007 Plan, the shares subject to those options will be returned to the pool of shares available for grants of RSUs under the offer. To the extent shares returning to the 2011 Plan are not fully reserved for issuance upon receipt of the RSUs to be granted in connection with the offer, the shares will be available for issuance pursuant to future equity awards to employees and other eligible 2011 Plan participants without further stockholder action, except as required by applicable law or the rules of the NASDAQ Stock Market or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.
We have adopted the provisions of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Stock Compensation (“Topic 718”). Under Topic 718, the offer with respect to all eligible options is considered a modification of those options exchanged and as a result we may be required to recognize incremental compensation expense, if any, resulting from the RSUs granted in the offer. The incremental compensation will be measured as the excess, if any, of the fair value of each RSU granted to employees in exchange for the canceled eligible options, measured as of the date the RSUs are granted, over the fair value of the eligible options exchanged for the RSUs, measured immediately prior to the exchange. This incremental compensation expense will be recognized over the remaining requisite service period of the RSUs. In the event that any of the RSUs are forfeited prior to their vesting due to termination of employment or other service, any incremental compensation expense of the forfeited RSUs will not be recognized.

We also may incur compensation expense resulting from fluctuations in our stock price between the time the exchange ratios were set before the exchange program began, and when the exchange actually occurs on the expiration date.

13. Legal matters; regulatory approvals.
We are not aware of any license or regulatory permit that appears to be material to our business that might be affected adversely by our exchange of options and issuance of RSUs as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any NASDAQ Stock Market listing requirements that would be required for the acquisition or ownership of our options as contemplated herein. Should any additional approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue RSUs for tendered options is subject to the conditions described in Section 7 of this Offer to Exchange.
If we are prohibited by applicable laws or regulations from granting RSUs on the RSU grant date, we will not grant any RSUs. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited on the RSU grant date we will not grant any RSUs and you will not receive any other benefit for the options you tendered and your eligible options will not be accepted for exchange.

14. Material income tax consequences.
Material U.S. federal income tax consequences.
The following is a summary of the material U.S. federal income tax consequences of the exchange of options for restricted stock units pursuant to the offer for those eligible employees subject to U.S. federal income tax. This discussion is based on the U.S. Internal Revenue Code, its legislative history, treasury regulations promulgated thereunder, and administrative and judicial interpretations as of the date of this offering circular, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. If you are a citizen or a resident of the U.S., but also are subject to the tax laws of another country, you should be aware that there might be other tax and social security consequences that may apply to you. We strongly recommend that you consult with your advisers to discuss the consequences to you of this transaction.
We recommend that you consult your tax adviser with respect to the federal, state and local tax consequences of participating in the offer, as the tax consequences to you are dependent on your individual tax situation.
Option holders who exchange outstanding options for RSUs under the offer generally will not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.
Restricted stock units.
If you are a U.S. taxpayer, you generally will not have taxable income at the time you are granted an RSU. Instead, you will recognize ordinary income as the shares subject to the RSUs vest, at which time they no longer can be forfeited and we will deliver the shares to you. At the same time, Jive also typically will have a tax withholding obligation. The amount of ordinary income you recognize will equal the fair market value of the shares. With regard to the shares issued pursuant to the RSUs granted under the offer, you will not have paid any amount for the shares. The Company will satisfy all tax withholding obligations in the manner specified in your RSU award agreement (and any applicable country-specific appendix), including, in the Company’s discretion, by requiring a cash payment rather than through the sale of shares. Any gain or loss you recognize upon the sale or exchange of shares that you acquire through a grant of RSUs generally will be treated as capital gain or loss and will be long-term or short-term depending upon how long you have held the shares. Shares held more than 12 months are subject to long-term capital gain or loss, while shares held 12 months or less are subject to short-term capital gain or loss.
You also should note that if (1) your RSUs constitute “deferred compensation” within the meaning of Section 409A, (2) the vesting of all or a portion of your RSUs is accelerated in connection with your separation from service with us, and (3) you are a “specified employee” (generally, a highly placed officer of the Company) at that time, then the delivery of accelerated shares under your RSU award may need to be delayed by six months in order to allow you to avoid the imposition of additional taxation under Section 409A.
Nonstatutory stock options.
Under current law, an option holder generally will not realize taxable income upon the grant of a nonstatutory stock option, nor will such option holder realize taxable income upon the vesting of these shares. However, when you exercise a nonstatutory stock option, you generally will have ordinary income to the extent the fair market value of the shares on the date of exercise you receive is greater than the exercise price you pay. If the exercise price of a nonstatutory stock option is paid in shares of common stock or a combination of cash and shares of common stock, the excess of the value (on the date of exercise) of the shares of common stock purchased over the value of the shares surrendered, less any cash paid upon exercise, generally will be ordinary income taxable to you.
Jive generally will be entitled to a deduction equal to the amount of ordinary income taxable to you if we comply with eligible reporting requirements.
Upon disposition of the shares, any gain or loss is treated as capital gain or loss. The capital gain or loss will be long-term or short-term depending on whether the shares were held for more than 12 months. The holding period for the shares generally will begin just after the time you recognized income. The amount of such gain or loss will be the difference between: (i) the amount realized upon the sale or exchange of the shares, and (ii) the value of the shares at the time the ordinary income was recognized.
If you were an employee at the time of the grant of the option, any income recognized upon exercise of a nonstatutory stock option generally will constitute wages for which withholding will be required.
Incentive stock options.
Under current U.S. tax law, an option holder will not realize taxable income upon the grant of an incentive stock option. In addition, an option holder generally will not realize taxable income upon the exercise of an incentive stock option. However, an option holder’s alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Except in the case of an option holder’s death or disability, if an option is exercised more than three months after the option holder’s termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to nonstatutory stock options.
If an option holder sells the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the option shares is qualifying if it is made:

•	more than two years after the date the incentive stock option was granted; and

•	more than one year after the date the incentive stock option was exercised.
If the disposition of the option shares is qualifying, any excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale.
If the disposition is not qualifying, which we refer to as a “disqualifying disposition,” the excess of the fair market value of the option shares on the date the option was exercised (or, if less, the amount realized on the disposition of the shares) over the exercise price will be taxable income to the option holder at the time of the disposition.
Of that income, the amount up to the excess of the fair market value of the shares at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than one year after the option was exercised.

Unless an option holder engages in a disqualifying disposition, we will not be entitled to a deduction with respect to an incentive stock option. If an option holder engages in a disqualifying disposition, we generally will be entitled to a deduction equal to the amount of compensation income taxable to the option holder.
This offer currently is expected to remain open for 29 calendar days. If we extend this offer such that it is open for 30 calendar days or more, incentive stock options that are eligible options but that are not exchanged in the offer will be considered to have been modified. The commencement date of the offer (August 5, 2016) will be considered the modification date for purposes of determining whether the employee will receive favorable tax treatment with respect to the incentive stock options. As a result, in order to receive favorable tax treatment with respect to any such incentive stock option, you must not dispose of any shares acquired with respect to the incentive stock option until the passage of more than two years from the date this offer commenced (August 5, 2016) (i.e., the date of the deemed modification) and more than one year after the exercise of the option. If these holding periods (and all other incentive stock option requirements) are met, the excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain.
We recommend that you consult your tax adviser with respect to the federal, state, and local tax consequences of participating in the offer.
In addition, if you are a resident of or taxpayer in more than one country (including any country outside of the U.S. other than those countries for which a tax discussion is provided in Schedules C through F), you should be aware that there might be income tax, social insurance and other tax or legal consequences for more than one country that may apply to you. Also, if you were granted eligible options while a resident or taxpayer in one country but are a resident of or taxpayer in another country when the RSUs are granted to you pursuant to the offer, you may be subject to tax not only in the new country, but also in the original country (e.g., if the original country views the RSUs as a replacement grant).
If you are subject to taxation in France, Germany, Israel, or the United Kingdom, please see Schedules C through F of this Offer to Exchange, as applicable, for a description of these income tax, social insurance and other tax or legal consequences of participating in the offer.
We strongly recommend that you consult with your advisers to discuss the consequences to you of this transaction.

15. Extension of offer; termination; amendment.
We reserve the right, in our discretion, at any time and regardless of whether or not any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance for exchange of any options. If we elect to extend the period of time during which this offer is open, we will give you oral or written notice of the extension and delay, as described below. If we extend the expiration date, we also will extend your right to withdraw tenders of eligible options until such extended expiration date. In the case of an extension, we will issue a press release, email or other form of communication no later than 6:00 a.m., Pacific Time, on the next U.S. business day after the previously scheduled expiration date.
We also reserve the right, in our reasonable judgment, before the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options elected to be exchanged if any of the events listed in Section 7 of this Offer to Exchange occurs, by giving oral or written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and cancellation of options elected to be exchanged is limited by Rule 13e-4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of a tender offer.
Subject to compliance with applicable law, we further reserve the right, before the expiration date, in our discretion, and regardless of whether any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to amend the offer in any respect, including by decreasing or increasing the consideration offered in this offer to option holders or by decreasing or increasing the number of options being sought in this offer. As a reminder, if a particular option expires after the start of, but before cancellation under the offer, that particular option is not eligible for exchange. Therefore, if we extend the offer for any reason and if a particular option that was tendered before the originally scheduled expiration of the offer expires after such originally scheduled expiration date but before the actual cancellation date under the extended offer, that option would not be eligible for exchange.
The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in the amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of eligible options being sought in this offer or the consideration being offered by us for the eligible options in this offer, the offer will remain open for at least ten U.S. business days from the date of notice of such modification. If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible options, we promptly will disclose the amendments in a manner reasonably calculated to inform holders of eligible options of such amendment, and we will extend the offer’s period so that at least two U.S. business days, or such longer period as may be required by the tender offer rules, remain after such change.
For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

16. Fees and expenses.
We will not pay any fees or commissions to any broker, dealer or other person for soliciting options to be exchanged through this offer.

17. Additional information.
This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your options:

1.	Our annual report on Form 10-K for our fiscal year ended December 31, 2015, filed with the SEC on February 29, 2016;

2.	Our definitive proxy statement on Schedule 14A for our 2016 annual meeting of stockholders, filed with the SEC on April 27, 2016;

3.
Our quarterly report on Form 10-Q for our fiscal quarter ended March 31, 2016, filed with the SEC on May 10, 2016, and our quarterly report on Form 10-Q for our fiscal quarter ended June 30, 2016, filed with the SEC on August 3, 2016;

4.
The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on December 7, 2011 and any further amendment or report filed thereafter for the purpose of updating such description; and

5.	The information contained in our current reports on Form 8-K filed with the SEC, except to the extent that information therein is furnished and not filed with the SEC.
These filings, our other annual, quarterly, and current reports, our proxy statements, and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings also are available to the public on the SEC’s Internet site at http://www.sec.gov.
Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by contacting:
Corporate Legal Department
Phone: (503) 972-9004
Email: corplegal@jivesoftware.com
As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.
The information contained in this Offer to Exchange about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this offer.

18. Financial information.
The financial information, including financial statements and the notes thereto, included in our annual report on Form 10‑K for the fiscal year ended December 31, 2015, and in our quarterly reports on Form 10‑Q for the fiscal quarters ended March 31, 2016 and June 30, 2016, are incorporated herein by reference. Attached as Schedule B to this Offer to Exchange is a summary of our financial information from our annual report on Form 10‑K for our fiscal year ended December 31, 2015, and from our quarterly report on Form 10‑Q for the fiscal quarter ended June 30, 2016. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 17 of this Offer to Exchange.
We had a book value per share of $0.72 on June 30, 2016.
We had no “fixed charges” as defined in Item 503(d) of Regulation S-K for the six (6) months ended June 30, 2016, the year ended December 31, 2015, and the year ended December 31, 2014.

19. Miscellaneous.
We are not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will options be accepted from the option holders residing in such jurisdiction.
We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange your options through the offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this Offer to Exchange and in the related offer documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation, or information as having been authorized by us.
Jive Software, Inc.
August 5, 2016

SCHEDULE A
INFORMATION CONCERNING THE NAMED EXECUTIVE OFFICERS
AND DIRECTORS OF JIVE SOFTWARE, INC.
The directors and named executive officers of Jive Software, Inc. as of August 5, 2016, are set forth in the following table:

Name	Position and Offices Held
Elisa Steele	Chief Executive Officer and Director
Jeff Lautenbach	President, Worldwide Field Operations
Bryan LeBlanc	Executive Vice President, Chief Financial Officer
Ofer Ben-David	Executive Vice President, Engineering
David Puglia	Executive Vice President, Chief Marketing Officer
Tony Zingale	Chairman of the Board
Margaret Breya	Director
Chuck Robel	Director
Tom Reilly	Director
Gabrielle Toledano	Director
Phil Koen	Director
Steve Darcy	Director
The address of each named executive officer and director is:
Jive Software, Inc.
325 Lytton Ave. Suite 200
Palo Alto, CA 94301
Our named executive officers and the members of our board of directors are not eligible to participate in this offer.

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SCHEDULE B
SUMMARY FINANCIAL INFORMATION OF JIVE SOFTWARE, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS INFORMATION
(in thousands, except per share amounts)
	Years Ended		Six Months Ended
	December 31,		June 30,
	2014	2015	2015	2016
Revenue	$178,693	$195,793	$95,737	$101,678
Cost of revenue	$66,673	$72,194	$35,377	$35,779
Gross profit	$112,020	$123,599	$60,360	$65,899
Loss from operations	($55,029)	($34,611)	($18,293)	($13,766)
Net loss attributable to common stockholders	($56,153)	($34,853)	($17,475)	($14,134)
Net loss per share attributable to common stockholders:
Basic and Diluted	($0.79)	($0.46)	($0.23)	($0.18)
Weighted-average shares used in computing net loss per share attributable to common stockholders:
Basic and Diluted	70,751	75,217	74,528	76,813

CONDENSED CONSOLIDATED BALANCE SHEETS INFORMATION
(in thousands)
	31-Dec-14	31-Dec-15	30-Jun-16
Total current assets	193,814	173,505	153,636
Total assets	262,857	235,145	204,073
Total current liabilities	149,425	152,730	135,308
Total liabilities	186,260	173,004	147,940
Total stockholders' equity	76,597	62,141	56,133
Total liabilities and stockholders' equity	262,857	235,145	204,073

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SCHEDULE C
GUIDE TO TAX ISSUES IN FRANCE
The following is a general summary of the material tax and social contributions consequences of the voluntary cancellation of eligible options in exchange for the grant of RSUs pursuant to the offer for eligible employees subject to tax and/or social regime in France. This summary is based on the tax and other laws in effect in France as of August 2016. We have not obtained a tax ruling or other confirmation from the tax authorities in France with regard to this information, and it is possible that the tax authorities may take a different position. This summary is general in nature and does not discuss all of the tax and other legal consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the RSUs are granted, the RSUs vest, or you sell common stock acquired upon vesting of the RSUs.
If you are a citizen or resident of more than one country or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. In addition, if you received the eligible options when you resided in or were otherwise subject to tax in another country (the “original grant country”), but you now reside in or are otherwise subject to tax in a different country (the “new country”), you may be subject to tax in connection with the RSUs granted pursuant to the offer in the original grant country, as well as in the new country. Accordingly, you are strongly encouraged to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.
Tax Information
Option Exchange
You likely will not be subject to tax as a result of the exchange of eligible options for the grant of RSUs pursuant to the offer.
The RSUs you will receive are not intended to qualify for any specific tax and social security treatment applicable to French-qualified RSUs under Section L. 225-197-1 of the French Commercial Code, as amended, or the relevant sections of the French Tax Code or the French Social Security Code, as amended. The tax treatment of the RSUs is described below. If you have questions about the taxation of the RSUs, please speak with your tax adviser.
Grant of RSUs
You will not be subject to tax or social contributions when RSUs are granted to you.
Vesting of RSUs
Upon vesting of the RSUs, the delivery of shares to you will be considered a benefit-in-kind which is subject to income tax and social contributions in the same manner as your regular salary. The amount subject to income tax and social contributions will be the fair market value of the common stock issued and delivered to you at vesting. You will pay the employee portion of the social contributions, which will be deducted from sums or benefits owed to you. You will also be subject to personal income tax on the taxable amount of the benefit, i.e., on the amount of the benefit less tax deductible social contributions.

Wealth Tax
Common stock acquired upon vesting of the RSUs should be included in your personal estate and must be declared to the tax authorities if the total value of your taxable personal estate (including your household's estate) exceeds a certain amount (€1,300,000 for 2015), as valued each January 1. You should review the valuation rules applicable to holdings of common stock with your professional adviser if you are uncertain whether the wealth tax applies to you.
Sale of Shares
When you subsequently sell any shares acquired at vesting, you will be subject to personal income tax on any capital gains at your progressive tax rate. If you hold the shares for more than 2 years after their issuance to you, your taxable capital gain will be reduced by 50%; if you hold the shares for more than 8 years, your taxable capital gain will be reduced by an allowance of 65%. In addition, you will be subject to social taxes at the rate of 15.5% on the entire amount of capital gain realized, regardless of the holding period of the shares.
If the sales proceeds are less than the fair market value of the common stock at vesting and issuance of shares, you will realize a capital loss. The capital loss can be offset against capital gain of the same nature realized by you and your household during the same year or during the ten following years irrespective of the amount of sale of securities. This capital loss cannot be offset against other types of income (i.e., not on the benefit at vesting for example).
Surtax on high income
In addition, a surtax at a rate of 3% applies to the portion of income exceeding EUR 250,000 for a single taxpayer and EUR 500,000 for a couple. A surtax of 4% applies to the portion of income exceeding EUR 500,000 for a single taxpayer and EUR 1,000,000 for a couple. This surtax will apply to all types of income received during the tax year. If certain conditions are met, you may be exempted from this surtax, depending on your "Revenu Fiscal de Référence". You should speak with your personal tax adviser for more information regarding the surtax on high income.
Withholding and Reporting
Your employer will not withhold income tax if you are a French tax resident, but will withhold your portion of social security contributions when the RSUs vest and the shares are issued to you. Your employer also will report the taxable income recognized at vesting of the RSUs / issuance of shares on your pay-slip for the month in which you receive such income. It is your responsibility to report any taxable salary and benefit and to pay any tax resulting from the vesting of the RSUs / issuance of shares and to report and pay any tax resulting from the sale of common stock.
You must declare all foreign bank and brokerage accounts (including the accounts that were opened, in use and closed during the tax year) when you file your annual income tax return. Failure to do so could trigger significant penalties.

Other Information
Exchange Control
The value of any cash or securities imported to France without the use of a financial institution must be reported to the customs and excise authorities when the value of such cash or securities exceeds a certain amount (€10,000 for 2015 for transfers outside the European Union).

SCHEDULE D
GUIDE TO TAX ISSUES IN GERMANY
The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of RSUs pursuant to the offer for eligible employees subject to tax in Germany. This summary is based on the tax laws in effect in Germany as of August 2016. We have not obtained a tax ruling or other confirmation from the tax authorities in Germany with regard to this information, and it is possible that the tax authorities may take a different position. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the RSUs are granted, the RSUs vest, or you sell common stocks acquired upon vesting of the RSUs.
If you are a citizen or resident of more than one country or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. In addition, if you received the eligible options when you resided in or were otherwise subject to tax in another country (the “original grant country”), but you now reside in or are otherwise subject to tax in a different country (the “new country”), you may be subject to tax in connection with the RSUs granted pursuant to the offer in the original grant country, as well as in the new country. Accordingly, you are strongly encouraged to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.
TAX INFORMATION
Option Exchange
You likely will not be subject to tax as a result of the exchange of eligible options for the grant of RSUs pursuant to the offer.
Grant of RSUs
You will not be subject to tax when the RSUs are granted to you.
Vesting of RSUs and delivery of shares
You will be subject to income tax, solidarity surcharge and church tax (the latter provided you are a member of a recognized church) and social insurance contributions (the latter to the extent you have not already reached the applicable contribution ceilings) when the RSUs vest and the actual shares are delivered to you. Although, there is no specific Federal tax court ruling on the precise moment of taxation, it is likely that the delivery of the shares will be the taxation point. The taxable amount will be the fair market value of the common stock issued to you at vesting.
Sale of Shares
When you subsequently sell any common stock acquired at vesting of the RSUs, you will be subject to capital gains tax on any gain at a flat rate of 25% (plus 5.5% solidarity surcharge plus 8 or 9% church tax (the latter if applicable), calculated on the 25%), provided you do not own 1% or more of Jive Software’s stated capital (and have not owned 1% or more at any time in the last five years) and the common stock is not held as a business

D - 1

asset. Please note that you may elect to be taxed at your marginal tax rate if the 25% flat rate exceeds your marginal tax rate. The taxable amount, whether at the flat rate or at your marginal tax rate, will be the difference between the sale price (minus any costs of the sale) and the fair market value of the common stock issued (and taxed) at vesting.
Withholding and Reporting
Your employer will withhold and report income tax, solidarity surcharge and church tax (the latter if applicable) and social insurance contributions (the latter to the extent applicable) when the
RSUs vest and common stock is issued to you. If your actual tax liability differs from the amount withheld, you are responsible for paying any additional tax owed. When filing your annual income tax return, the receipt of the common stock is a reporting item (although taxes already have been paid).
You are also responsible for reporting and paying any tax resulting from a capital gain realized in the sale of your common stock.
OTHER INFORMATION
Exchange Control Information
For statistical purposes, the German Federal Bank requires that you file monthly reports for any cross‑border transactions in excess of €12,500. Generally, the bank assisting you with the transaction will file the report for you. In addition, you must report any receivables or payables or monetary claims against a person or entity outside Germany exceeding an amount of €5,000,000 on a monthly basis.

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SCHEDULE E
GUIDE TO TAX ISSUES IN ISRAEL
The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of RSUs pursuant to the offer for eligible employees subject to tax in Israel. This summary is based on the tax laws in effect in Israel as of August 2016. We have obtained a tax ruling in Israel with regard to the option exchange, in order to retain a favorable tax treatment, as described below (the “tax ruling”). This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the RSUs are granted, the RSUs vest, or you sell common stock acquired upon vesting of the RSUs.
If you are a citizen or resident of more than one country for local law purposes, or are considered a resident of more than one country for local law purposes, or if you are not treated as resident in Israel, the information contained in this summary may not be applicable to you. In addition, if you received the eligible options when you resided in or were otherwise subject to tax in another country (the “original grant country”), but you now reside in or are otherwise subject to tax in a different country (the “new country”), you may be subject to tax in connection with the RSUs granted pursuant to the offer in the original grant country, as well as in the new country. Accordingly, you are strongly encouraged to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.
TAX INFORMATION
In general, Section 102 of the Israeli Income Tax Ordinance (the “ITO”) sets forth the tax treatment of any benefit accumulated by employees from the issuance of certain equity awards.
The common track for granting equity awards to employees in Israel under Section 102 of the ITO is a capital gains track with a trustee, under which the equity awards are issued to a trustee nominated solely for this purpose to be held in trust on behalf of the employee for a minimum period of 24 months commencing from the date of grant (the “holding period”).
According to the provisions of the tax ruling, the RSUs granted in exchange for eligible options pursuant to the offer shall remain in the capital gains track under Section 102 of the ITO. The tax ruling refers to other technical requirements which will not be addressed here.
Generally, the date of submission of the application for a tax ruling in this respect, will be treated as the new date of grant of the RSUs for the purpose of calculating the required holding period under section 102 and the 'immediate benefit', as this term is described below.
Option Exchange
You likely will not be subject to tax as a result of the exchange of eligible options for the grant of RSUs pursuant to the offer.
Grant of RSUs
You likely will not be subject to tax when the RSUs are granted to you.

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Vesting of RSUs
You likely will not be subject to tax when the RSUs vest, but only upon actual disposition of shares.
Sale of Shares
You will be subject to capital gains tax at a rate of 25% in 2016 upon disposition of any common stock acquired at vesting of the RSUs.
However, since the Company is a publicly traded company, the difference between the average closing price of the Company's shares at the 30 trading days preceding the grant date and the exercise price of the equity award (if any) (the “immediate benefit”), will be taxed as 'earned income' at the employee's marginal tax rate (up to 48% in 2016). In addition, Israeli National Insurance tax and health tax shall be imposed on the immediate benefit.
Surtax on high income
Individuals who are subject to tax in Israel are also subject to an additional tax at a rate of 2% on annual income exceeding NIS 800,000, which amount is linked to the annual change in the Israeli consumer price index.
Withholding and Reporting
Your employer and/or the trustee will withhold and report income tax and Israeli national insurance tax and health tax (both employer and employee) due upon disposition of any common stock acquired at vesting of the RSUs on your behalf.
You are also responsible for reporting and paying any tax resulting from a capital gain realized in the sale of your common stock.

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SCHEDULE F
GUIDE TO TAX ISSUES IN THE UNITED KINGDOM
The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of RSUs pursuant to the offer for eligible employees subject to tax in the United Kingdom. This summary is based on the tax laws in effect in the United Kingdom as of August 2016. We have not obtained a tax ruling or other confirmation from the HM Revenue & Customs (“HMRC”) in the United Kingdom with regard to this information, and it is possible that HMRC may take a different position. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the RSUs are granted, the RSUs vest, or you sell common stock acquired upon vesting of the RSUs.
If you are a citizen or resident of more than one country, are considered a resident of more than one country for local law purposes, or if you are not treated as resident and domiciled in the United Kingdom, the income tax and social security, the information contained in this summary may not be applicable to you. In addition, if you received the eligible options when you resided in or were otherwise subject to tax in another country (the “original grant country”), but you now reside in or are otherwise subject to tax in a different country (the “new country”), you may be subject to tax in connection with the RSUs granted pursuant to the offer in the original grant country, as well as in the new country. Accordingly, you are strongly encouraged to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.
TAX INFORMATION
Option Exchange
You likely will not be subject to tax as a result of the exchange of eligible options for the grant of RSUs pursuant to the offer.
Grant of RSUs
You likely will not be subject to tax when the RSUs are granted to you.
Vesting of RSUs
You will be subject to income tax and national insurance contributions (both employee and employer) ("NICs") when the RSUs vest and common stock is issued to you. The taxable amount will be the market value of the common stock issued to you at vesting. Please note that you are liable for employer NICs under the NICs Joint Election that you entered into with Jive Software.
Sale of Shares
You will be subject to capital gains tax when you subsequently sell any common stock acquired at vesting of the RSUs at a gain. You will be taxed on the difference between the sale proceeds and the market value of the common stock at vesting. However, you will be subject to capital gains tax in any tax year only if your capital gain exceeds your annual personal exemption (currently £11,100 for the 2016/2017 tax year).

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Where capital gains tax is payable, the rate will be either 10% or 20% depending upon your cumulative taxable income and chargeable gains in the tax year (and provided that the current Finance Bill becomes law. The previous rates were 18% and 28%.
Furthermore, if you acquire other common stock in Jive Software, you must take into account the share identification rules in calculating your capital gains liability. Please consult your personal tax adviser to determine how share identification rules apply in your particular situation.
Withholding and Reporting
Your employer will calculate the income tax and NICs (both employer and employee) due at vesting and will account for these amounts to HMRC on your behalf. If, for any reason, your employer is unable to withhold the income tax under the PAYE system or by another method permitted in the applicable award agreement, you must reimburse your employer for the tax paid within 90 days of the end of the tax year in which the RSUs vest and common stock is issued to you. If you do not reimburse your employer for the income tax paid on your behalf within 90 days of the end of the tax year in which you acquire common stock pursuant to the RSUs and assuming you are not a director or executive officer of Jive Software (within the meaning of Section 13(k) of the Exchange Act), you will be deemed to have received a loan from your employer in the amount of the income tax due. The loan will bear interest at the then-current HMRC official rate and it will be immediately due and repayable and your employer may recover it at any time by any of the means set forth in the award agreement.
Your employer is also required to report the details of the grant and vesting of the RSUs and the acquisition of common stock on its annual online tax returns filed with HMRC. Your employer will also report the vesting of the RSUs in-year under Real Time Information requirements.
In addition to your employer’s reporting obligations, you are responsible for reporting any income acquired upon vesting of the RSUs, receipt of dividends and the sale of your common stock on your annual tax return. You are also responsible for paying any tax resulting from the receipt of dividends or the sale of your common stock.

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